UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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WK KELLOGG CO
(Name of Registrant as Specified In Its Charter)
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2025 Proxy Statement and Notice of the Annual Meeting of Shareowners

Message from the Chairman and
Chief Executive Officer
WK KELLOGG CO
BATTLE CREEK,
MICHIGAN 49017-3534
Dear Fellow Shareowners,
On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Shareowners of WK Kellogg Co. Our meeting will take place at 1:00 p.m. Eastern Time on Thursday, May 1, 2025 and will be available exclusively online via live webcast at www.virtualshareholdermeeting.com/KLG2025.
WK Kellogg Co marked our first year as an independent company in 2024, and I am incredibly proud of all that our team has achieved. Looking back, we successfully stood up our new company – an incredibly complex process – all while delivering on our promises time and again by staying focused on our strategic priorities. We achieved our financial goals, including a stable top line and an adjusted EBITDA margin of 10.1%, an increase of 70 basis points.

In August 2024, we announced a transformational supply chain modernization effort. This includes an investment of up to $500 million to consolidate our manufacturing network, build new infrastructure and manufacturing technology, and enhance the capabilities of our team. We’re already seeing the benefits of this initiative, which has been a core driver of our operating margin expansion.

We now have a fully integrated commercial function, bringing together marketing, innovation, research and development, revenue growth management, and omni-commerce. Our dedicated sales force continues to be a key advantage and has driven even stronger relationships with retail customers. We continue to innovate, expanding into new product lines, as well as on-trend platforms, formats and channels to meet consumers where they are.

We also have shown who we are as a company through Feeding Happiness – launched in Q1 2024 – which is our sustainable business platform focusing on bringing healthier, happier futures within reach. Mission Tiger – our signature sustainable business program – hit an exciting milestone in 2024 as Tony officially invested in middle school sports programs in all 50 states. On top of that, Frosted Flakes continues to be one of the fastest growing brands in cereal, demonstrating that doing good truly is good for business.

While there’s a lot to be proud of in year one, we’ve only just begun to unleash our full potential. Looking ahead, we’ll continue to approach our business with the same energy, focus and discipline that led to our success in 2024 – all by doing things the WK Way. We will seize opportunities to drive the top line, leveraging our beloved brands, winning salesforce and focused investment criteria, and will continue to lean on our supply chain modernization effort for outsized margin growth.

Of course, none of this would be possible without our incredible team. Our energized and winning culture is what enables us to deliver today and build for tomorrow. I want to thank our 3,000+ employees for their continued hard work and passion. They bring out the best in each other, creating joy and connection every day.

Last, I want to thank you, our Shareowners, for your investment in WK Kellogg Co. We are in a strong position to deliver sustainable, long-term shareowner value, and I look forward to having you along the journey.

Gary Pilnick Chairman and Chief Executive Officer March 12, 2025

One Kellogg Square
Battle Creek, Michigan 49017-3534
Notice of the Annual Meeting of Shareowners
Background

Date and Time	Virtual Meeting	Record Date

May 1, 2025 at 1:00 p.m. Eastern Time	Live webcast at www.virtualshareholdermeeting.com/KLG2025	Only Shareowners of record at the close of business on March 3, 2025 will receive notice of and be entitled to vote at the meeting or any adjournments or postponements.

Voting Items

Proposal		Board Voting Recommendation

1	To elect three Directors for a one-year term to expire at the 2026 Annual Meeting of Shareowners	FOR each director nominee

2	To vote on an advisory resolution to approve the executive compensation of our named executive officers	FOR

3	To ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2025 fiscal year	FOR

Shareowners will also take action upon any other matters that may properly come before the meeting, or any adjournments or postponements thereof.
The Annual Meeting of Shareowners will be virtual and will be held entirely online via live webcast at www.virtualshareholdermeeting.com/KLG2025. There will not be an option to attend the meeting in person.
Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on May 1, 2025: The Proxy Statement and 2024 Annual Report on Form 10-K are available at https://investor.wkellogg.com/overview. Beginning on or about March 12, 2025, we are mailing either a Notice of Internet Availability of Proxy Materials containing instructions on how to vote your shares and how to access the accompanying Proxy Statement and our 2024 Annual Report on Form 10-K online (or request a paper or e-mail copy of these proxy materials), or a printed copy of these proxy materials, as required by the rules of the Securities and Exchange Commission.
We look forward to the meeting.
By Order of the Board of Directors,
Gordon Paulson
Vice President, Chief Corporate Counsel and Secretary
March 12, 2025

Forward-Looking Statements and Non-GAAP Financial Measures
Forward-Looking Statements
This Proxy Statement contains a number of forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include predictions of future results or activities and may contain the words “expect,” “believe,” “will,” “can,” “anticipate,” “estimate,” “project,” “should,” "would," or words or phrases of similar meaning. You are cautioned not to rely on these forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.
Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others a decline in demand for ready-to-eat cereals; the timing, magnitude and duration of new or increased tariffs imposed on imports from and exports to Canada and Mexico; supply chain disruptions, increases in costs and / or shortages of raw materials, labor, fuels and utilities as a result of geopolitical, economic, trade policies and regulations, and market conditions; consumers’ perception of our brands or company; business disruptions; our ability to drive our growth targets to increase revenue and profit; our failure to achieve our targeted cost savings and efficiencies from the restructuring plan associated with our supply chain modernization initiatives and other cost reduction initiatives; strategic acquisitions, alliances, divestitures or joint ventures or organic growth opportunities we may pursue in the future; material disruptions at one of our facilities; our ability to attract, develop and retain the skilled people we need to support our business; a shortage of labor, our failure to successfully negotiate collectively bargained agreements, or other general inflationary pressures or changes in applicable laws and regulations that could increase labor costs; an increase in our post-retirement benefit-related costs and funding requirements caused by, among other things, volatility in the financial markets, changes in interest rates and actuarial assumptions; our inability to obtain sufficient capital to grow our business and to increase our revenues; an impairment of the carrying value of goodwill or other acquired intangibles; increases in the price of raw materials, including agricultural commodities, packaging, fuel and labor; increases in transportation costs and reduced availability of, or increases in, the price of oil or other fuels; competition, including with respect to retail and shelf space; the changing retail environment and the growing presence of alternative retail channels; the successful development of new products and processes; adverse changes in the global climate or extreme weather conditions; adverse financial and other impacts as a result of a product liability, consumer fraud or similar cases; and other risks and uncertainties detailed from time to time in our reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including our Registration Statement on Form 10, Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, Current Reports on Form 8-K and other documents filed with the SEC. Forward-looking statements speak only as of the date of this Proxy Statement, and we undertake no obligation to publicly update them except as required by law.
Non-GAAP Financial Measures
The non-GAAP financial measures in this Proxy Statement are supplemental measures of our Company’s performance. These non-GAAP financial measures that we provide to management and investors exclude certain items that we do not consider part of on-going operations. Our management team utilizes a combination of U.S. Generally Accepted Accounting Principles ("GAAP") and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of the business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by the management team and improves investors’ understanding of our underlying operating performance, which is useful in the analysis of ongoing operating trends. All non-GAAP financial measures have been reconciled from the most directly comparable GAAP financial measures.
Because non-GAAP financial measures are not standardized, they may not be comparable to financial measures used by other companies or to non-GAAP financial measures having the same or similar names. In order to compensate for such limitations of non-GAAP measures, readers should review the reconciliations and should not consider these measures in isolation from, or as alternatives to, the comparable financial measures determined in accordance with GAAP.
Non-GAAP financial measures should not be used exclusively in evaluating our business and operations. Please see Appendix A of this Proxy Statement for additional detail regarding how these non-GAAP financial measures in this Proxy Statement are defined and a reconciliation between each non-GAAP financial measure and the most directly comparable GAAP financial measure in the Appendix to this Proxy Statement.

Feeding Happiness™

At WK Kellogg Co, we believe that doing good is always good for business

Through our WK Kellogg Co Feeding Happiness strategy, we will positively impact people and the planet by focusing in **three** areas:

Make Eating Well Easy

Increase access to foods providing key *nutrients* and ingredients

Help Kids Be Their Best

Spark *happiness* and confidence for millions of kids through sports, play and learning

Better Our Communities

Invest in the *communities* we serve benefiting both people and the planet

All while respecting our *responsible* business fundamentals

Kellogg's FROSTED FLAKES MISSION TIGER™

Mission Tiger

Since its launch in 2019, Mission Tiger, led by Tony the Tiger, has been dedicated to supporting middle school sports by funding new equipment, improving facilities and expanding sports programs. The first Mission Tiger project was founded on August 5, 2019, in Maryland and the 50th on August 21, 2024, in North Dakota. With the expansion into all 50 states, the initiative has now donated over $4 million– empowering students and communities from coast to coast.

Over the past five years, Mission Tiger has partnered with DonorsChoose to support more than 3,000 schools nationwide and create almost 2 million sports and play experiences for kids. These projects range from building new sports facilities to providing essential equipment and resources for underfunded athletic programs. By focusing on middle school sports, Mission Tiger is addressing a critical period in students' development– helping them build confidence, teamwork skills and a passion for physical activity.

$4 million+

donated by the initiative including all 50 states

2 million

sports and play experiences created for kids

Contents

1	Proxy Voting Summary

2	Board and Corporate Governance
	2	PROPOSAL 1 ELECTION OF DIRECTORS
	4	Nominees for Election for a One-Year Term Expiring at the 2026 Annual Meeting
	6	Continuing Directors Serving Until the 2026 Annual Meeting
	9	Corporate Governance
	9	Board-Adopted Corporate Governance Guidelines
	10	Board Structure; Communication with the Board
	13	Board Oversight of Enterprise Risk
	15	Majority Voting for Directors; Director Resignation Policy
	15	Director Independence
	15	Related Person Transactions
	16	Shareowner Recommendations of Director Candidates
	16	Attendance at Annual Meetings
	16	Code of Conduct/Code of Ethics
	16	Availability of Corporate Governance Documents
	16	Board and Committee Membership
	20	2024 Director Compensation and Benefits
	22	Directors’ Compensation Table

23	Compensation
	23	PROPOSAL 2 ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
	23	Compensation Committee Report
	23	Core Principles
	24	Compensation Approach
	25	Compensation Discussion and Analysis
	25	Executive Summary
	26	Compensation Practices & Philosophy
	27	How WK Kellogg Determines Compensation
	30	Elements of Pay and FY 2024 Pay Decisions
	34	Other Compensation Information
	37	Executive Compensation
	37	Summary Compensation Table
	40	Grants of Plan-Based Awards Table
	41	Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards
	41	Outstanding Equity Awards at Fiscal Year-End Table
	42	Option Exercises and Stock Vested Table

	43	Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans
	43	U.S. Defined Contribution Plans
	43	Non-Qualified Deferred Contribution Plans
	45	Potential Post-Employment Payments
	45	Severance Benefits
	45	Involuntary Termination - No Change of Control
	46	Retirement, Disability and Death
	46	Potential Change of Control Payments
	50	Chief Executive Officer Pay Ratio
	51	Equity Compensation Plan Information
	51	Pay vs. Performance

54	Audit Committee Matters
	54	PROPOSAL 3 RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	54	Oversight of Independent Registered Public Accounting Firm
	55	Independent Registered Public Accounting Firm Tenure and Rotation
	55	Fees Paid to Independent Registered Public Accounting Firm
	55	Preapproval Policies and Procedures
	56	Audit Committee Report

57	Security Ownership
	57	Five Percent Holders
	58	Officer and Director Stock Ownership

60	About The Meeting
	60	Information About this Proxy Statement
	60	Who Can Vote - Record Date
	61	How to Vote - Proxy Instructions
	62	Revocation of Proxies
	62	How to Participate in Annual Meeting
	62	Quorum
	63	Required Vote
	63	Other Business
	63	Costs

64	Miscellaneous

65	Appendix A: Non-GAAP Financial Measures

Board Voting Recommendation "FOR"

Proxy Voting Summary
You have received this Proxy Statement because the WK Kellogg Co Board of Directors (the "Board") is soliciting your proxy to vote your shares at the 2025 Annual Meeting of Shareowners of WK Kellogg ("Annual Meeting") to be held at 1:00 p.m. Eastern Time on Thursday, May 1, 2025, or any adjournments or postponements thereof. The following proxy voting summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.
References in this Proxy Statement to “WK Kellogg,” the “Company,” “we,” “us,” or “our” refer to WK Kellogg Co.

PROPOSAL 1 Election of Directors	See further information beginning on page 2

The Board recommends a vote FOR the re-election of each of Michael Corbo, Ramón Murguía and Mindy Sherwood.

PROPOSAL 2 Advisory Resolution on Executive Compensation	See further information beginning on page 23

The Board recommends a vote FOR the advisory resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3 Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm	See further information beginning on page 54

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

Board and Corporate Governance

PROPOSAL 1 Election of Directors

The Board recommends a vote FOR each director nominee.

Board Composition
Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”) provide that the Board shall be composed of not less than six and no more than fifteen Directors. The Board is currently comprised of eight members.
The Board is currently divided into three classes, with the classes as nearly equal in number as possible. Our Certificate of Incorporation provides that this classified structure will no longer exist and “sunset” beginning at our 2026 Annual Meeting, meaning that all of our Directors terms will expire at the 2026 Annual Meeting and all of our Directors will be subject to annual election commencing with our 2026 Annual Meeting.
Director Qualifications & Nominating Process
For more than 119 years, consumers have counted on WK Kellogg's business to offer them great-tasting, high-quality and nutritious ready-to-eat cereals. In order for the Board to effectively guide WK Kellogg to long-term sustainable, dependable performance, we believe it should be composed of individuals with sophistication and experience in the key disciplines that impact our business. To best serve WK Kellogg and our Shareowners, we seek to have a board of directors that, as a whole, possesses experience in key corporate disciplines, including public company leadership, accounting and financial acumen, people management, risk management, spin-off experience and sustainability and corporate responsibility. We also seek expertise related to WK Kellogg’s industry, such as branded consumer products and consumer dynamics, health and nutrition, innovation, marketing, brand building, manufacturing and supply chain, regulatory and government affairs, the retail environment, and sales and distribution.
The Nominating and Governance ("N&G") Committee believes that all Directors must, at a minimum, meet the criteria outlined in the WK Kellogg Co Board of Directors' Code of Conduct and our publicly available Corporate Governance Guidelines, which specify, among other things, that the N&G Committee will consider criteria such as independence, age, skills and experience in the context of the needs of the Board. The N&G Committee also considers a nominee’s differences in viewpoint, professional experience, background, education, and skill. The N&G Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. The N&G Committee seeks to have a Board that is representative of our business, Shareowners, consumers, customers, and employees. While different backgrounds and perspectives are critical in Board composition (as demonstrated by the variety of backgrounds of our Directors) and the Board's consideration of diversity when evaluating nominees for Director is included in our Corporate Governance Guidelines, the Board has otherwise not established a formal policy regarding diversity. In evaluating Board members, the N&G Committee considers a combination of factors for each Director nominee, including whether the nominee (1) has the ability to represent all Shareowners without a conflict of interest; (2) has the ability to work in and promote a productive environment; (3) has sufficient time and willingness to fulfill the substantial duties and responsibilities of a Director; (4) has demonstrated the high level of character and integrity that we expect; (5) possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company; (6) has the ability to apply sound and independent business judgment; and (7) has diverse attributes such as background, qualifications and personal characteristics.
Moreover, each of our Directors is expected to possess the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our Shareowners: accountability, ethical leadership, integrity, and sound business judgment. In addition, our Directors have the mature confidence to assess and challenge the way things are done and recommend constructive solutions, a keen awareness of the business and social realities of the business environment in which WK Kellogg operates, the independence and high-performance standards necessary to fulfill the Board’s oversight function, and the humility,

Board and Corporate Governance
professional maturity, and style to interface openly and constructively with other Directors. The N&G Committee conducts an annual review of our Directors and at this time affirms that all of our Director nominees and continuing Directors meet the criteria and qualifications set forth in our Board of Directors' Code of Conduct, our Corporate Governance Guidelines and the criteria set forth above for director nominees. Finally, while our Directors possess numerous qualities and experiences that make them effective fiduciaries for the Company, the Director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to the Board’s ability to exercise its oversight function for WK Kellogg and its Shareowners, and guide the long-term sustainable, dependable performance of WK Kellogg.
The N&G Committee will consider a slate of candidates from a variety of different backgrounds when filling Board vacancies. When filling a vacancy on the Board, the N&G Committee identifies the desired skills and experience of the new Director and recommends individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current Directors. The N&G Committee may engage third parties to assist in the search and provide recommendations. Also, current Directors may be asked to recommend candidates for Director. Candidates for Director are evaluated based on the process outlined in our Corporate Governance Guidelines and the N&G Committee Charter and the criteria set forth above for Director nominees, and the same process is used to evaluate all candidates for Director, including any candidates that may be recommended by our Shareowners. See “Shareowner Recommendations of Director Candidates” below.
Based upon the recommendation of the N&G Committee, the Board has nominated the three Director nominees named herein for election at the Annual Meeting each to serve for a one-year term ending at the 2026 Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier of death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. Biographical information for each of the Director nominees is set forth below. Also set forth below is a non-exhaustive description of the specific skills and experience of each nominee that were considered by the N&G Committee, in the context of the needs of the Board as a whole, in determining that these individuals were qualified to serve as directors.
The Board recommends that the Shareowners vote “FOR” each of the following nominees: Each nominee has consented to being named in this Proxy Statement. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.

Skills and Experience of our Directors
The Board is comprised of individuals with experience in key areas relevant to WK Kellogg and collectively possesses the mix of skills and experience necessary to provide appropriate oversight of a company the size and complexity of WK Kellogg. We believe each Director has unique experience, qualifications and skills that they bring to the Board. This blend of diverse backgrounds provides the Board with the benefit of a broad array of perspectives. The following skills and areas of expertise have been identified by the Board as core competencies:

Public Company Leadership
Directors who have served as chief executive officers / senior executives in public companies bring valuable experience and practical insight to assist management and in formulating and executing effective company strategy. They also challenge and motivate management to align resources with strategic objectives and take the necessary actions to achieve desired results. Furthermore, they were able to identify, develop and manage leadership potential within the organization.
✓
Manufacturing and Supply Chain	Directors who have experience managing / overseeing supply chain strategy across a large, complex enterprise provide valuable insights into supply chain strategy and provide guidance to assist the Company in executing its strategic priorities.	✓
Marketing, Innovation, and Brand Building	Directors who have experience with relevant and modern marketing approaches provide meaningful perspective to assist management to effectively communicate the story of a consumer products company; develop innovation strategies; and develop the strategies to help our brands attract and retain consumers and customers and stand out from competitor offerings.	✓

Board and Corporate Governance

Sales	Directors who have sales expertise in a wide variety of sales channels, including new and evolving consumer channels in e-commerce, omni-channel and digital businesses.	✓
Accounting and Financial Acumen	Directors with a strong understanding of accounting and finance is important to ensure the integrity of our financial reporting and critically evaluate our performance as a company.	✓
People Management	Directors with experience in setting the strategy for and otherwise managing people and teams, including recruitment, retention, development and compensation.	✓
Risk Management	Directors with experience managing various enterprise risks at companies in industries with similar risks and addressing issues when they arise to provide oversight, managing risk, and continuously improving our risk management processes.	✓
Spin-off Experience
Directors who have managed through recent spin-off or similar transactions provide us guidance and practical insights as our Company stands-up functions and processes needed as a standalone public company established from a spin off of a well-established, larger global public company.
✓
Sustainable Business Practices and Corporate Responsibility	Directors with experience and exposure in identifying the risks and opportunities in sustainable business practices and corporate responsibility can help the Company identify value-creation strategies and goals that will have the most positive impact on our business.	✓
Each of our Directors possesses many of these competencies. For purposes of this Proxy Statement, the Director biographies provide a non-exhaustive list of the key competencies for each Director.
Nominees for Election for a One-Year Term Expiring at the 2026 Annual Meeting

MICHAEL CORBO | 65
Former Chief Supply Chain Officer of Colgate-Palmolive Company
Mr. Corbo retired from Colgate-Palmolive Company, a consumer products company, where he served as its Chief Supply Chain Officer from April 2011 to January 2023. Prior to January 2023, he served in various roles with Colgate-Palmolive, including, Vice President, Global Oral Care, Supply Chain from April 2005 to April 2011 and Vice President, Manufacturing Operations, Latin America from April 2001 to April 2005.

Director since October 2023 Committees •Audit •Nominating & Governance
Director Qualifications
As a result of these professional and other experiences, Mr. Corbo possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) Manufacturing and Supply Chain, Financial Acumen, and Marketing, Innovation and Brand Building. Mr. Corbo's experience leading supply chain for a global consumer products company makes him well positioned to critically and thoughtfully review and participate in the Board's oversight of the Company’s supply chain strategic initiatives.

Board and Corporate Governance

RAMÓN MURGUÍA | 66
Owner of Murguía Law Firm
Mr. Murguía has been the owner of Murguía Law Firm since he established the firm in September 1991 and has served as a trustee of the W.K. Kellogg Foundation, an independent, private foundation (and one of the largest philanthropic foundations in the U.S.), since April 2007. Mr. Murguĺa has also served as a director of Country Club Bank for nearly 20 years and serves on the non-profit boards of the Wyandotte Health Foundation, Union Station Kansas City, Kansas University Endowment Association, and the Wildflowers Institute.

Director since October 2023 Committees •Compensation •Nominating & Governance
Director Qualifications
As a result of these professional and other experiences, Mr. Murguía possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) Risk Management, Sustainable Business Practices and People Management. Based upon his legal career and service as a director on for-profit and non-profit boards, he brings valuable insights on public policy and community relations to the Board.

MINDY SHERWOOD | 58
President and Chief Sales Officer of The Procter & Gamble Company
Ms. Sherwood has served as the President and Chief Sales Officer of the Procter & Gamble Company, a consumer goods company, since July 2021 and leads strategy and capability for Procter & Gamble sales across all categories and regions. During her over 30-year career at Procter & Gamble and prior to her current role at that company, Ms. Sherwood served as its President, Global Walmart from July 2019 to July 2021, Vice President, Global Walmart from January 2015 to July 2019; Vice President, Sales, Beauty Care, Walmart from September 2014 to January 2015; and Vice President, Nordics, Europe Region from October 2012 to September 2014.

Director since October 2023 Committees •Compensation •Nominating & Governance
Director Qualifications
As a result of these professional and other experiences, Ms. Sherwood possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to), Sales, Marketing, Innovation and Brand Building, Public Company Leadership and People Management. Specifically, drawing on her 30-year career covering all aspects of sales, she brings a unique perspective on sales strategy and building relationships with our customers to the Board.

Board and Corporate Governance
Continuing Directors Serving Until the 2026 Annual Meeting

WENDY ARLIN | 54
Former Chief Financial Officer of Bath & Body Works, Inc.
Ms. Arlin served as Chief Financial Officer of Bath & Body Works, Inc. (“BBWI”), a home fragrance, body care and soaps and sanitizer products retailer, from August 2021 through July 2023. Prior to serving in that role and prior to the spin-off of BBWI, Ms. Arlin served as Senior Vice President, Finance and Corporate Controller of L Brands, Inc. (now Bath & Body Works, Inc.), a specialty retailer, leading the corporate finance, financial reporting, accounting, and financial shared services functions from 2005 to 2021. Prior to joining L Brands in 2005, Ms. Arlin spent 12 years at KPMG LLP, a global professional services firm, in the audit practice and ultimately held the position of partner in charge of the central Ohio consumer and industrial/information, communications and entertainment businesses practices. Ms. Arlin also serves as a director of Kohl's Corporation and The Wendy's Company.

Director since September 2023 Committees •Audit (Chair) •Compensation
Director Qualifications
As a result of these and other experiences, Ms. Arlin has been determined by the Board to be an “audit committee financial expert” as defined under regulations, and brings significant accounting, auditing and financial reporting expertise to the Board. Additionally, she brings and possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) Spin-off Experience, Risk Management Experience and Public Company Leadership. Additionally, Ms. Arlin's service on other public company boards allows her to provide insight into oversight and corporate governance matters for the Board.

R. DAVID BANYARD, JR. | 56
President and Chief Executive Officer of MasterBrand, Inc.
Mr. Banyard is the President and Chief Executive Officer of MasterBrand, Inc., the largest manufacturer of residential cabinets in North America, and has served in that role since December 2022, when Fortune Brands Innovations, Inc. spun off MasterBrand, Inc. Prior to his current role, Mr. Banyard served as President of MasterBrand Cabinets, Inc., the cabinets segment of Fortune Brands Home and Security, Inc., from 2019 to 2022. Mr. Banyard previously served as President and Chief Executive Officer of Myers Industries, Inc., an international manufacturer of packaging, storage and safety products and specialty molding, from 2015 to 2019. Prior to that role, Mr. Banyard was Group President, Fluid Handling Technologies at Roper Technologies, Inc., a diversified technology company, from 2010 to 2015. Mr. Banyard began his business career at Danaher Corporation, a science and technology company, where he held a variety of management roles from 2004 to 2010, including Vice President and General Manager of Kollmorgen’s Vehicle Systems business. Mr. Banyard also completed an 11-year career in the U.S. Navy as a fighter pilot.

Director since October 2023 Committees •Compensation (Chair) •Audit
Director Qualifications
As a result of these professional and other experiences, Mr. Banyard possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) Spin-off Experience, People Management, Financial Acumen and Risk Management Experience. In addition, given his experience leading MasterBrand, Inc. as a new public company following its spin-off from Fortune Brands, Home and Security, Inc. Mr. Banyard brings a unique insight on managing and implementing new public company functions to the Board.

Board and Corporate Governance

ZACK GUND | LEAD DIRECTOR | 54
Managing Partner of Coppermine Capital, LLC
Mr. Gund is currently a Managing Partner of Coppermine Capital, LLC, a private investment firm he founded in 2001. In this role, Mr. Gund makes investment decisions and oversees several portfolio companies across many different sectors. His work has spanned both the manufacturing and service industries, including food manufacturing. Mr. Gund has served as a member board of directors of Kellanova, a global consumer products company, since December 2014, where he chairs the Manufacturing Committee and also serves on its Compensation & Talent Management Committee and Nominating & Governance Committee.

Director since October 2023 Committees •Nominating & Governance (Chair) •Compensation
Director Qualifications
As a result of these professional and other experiences, Mr. Gund brings particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to), Public Company Leadership, Manufacturing and Supply Chain and Sales, and Marketing and Innovation. Additionally, he brings the perspective of an investor who is focused on the long-term health and vitality of the Company and establishing a solid foundation for future growth and profitability. Mr. Gund has significant public company board experience (including specific experience in auditing, manufacturing, and marketing oversight), which strongly positions him to serve as the Lead Director of WK Kellogg.

JULIO NEMETH | 64
Former Chief Product Supply Officer of The Procter & Gamble Company
Mr. Nemeth served as the Chief Product Supply Officer at the Procter & Gamble Company, a consumer goods company, from May 2019 to May 2023. In this role, Mr. Nemeth led Procter & Gamble’s global product supply organization, which includes over 100 manufacturing plants and roughly 200 distribution centers around the world. Prior to this role, Mr. Nemeth held numerous senior roles with Procter & Gamble since 1990, including President, Global Business Services from January 2015 to April 2019 and Senior Vice President, Product Supply, Global Operations from July 2013 to December 2014. Mr. Nemeth has served on the board of directors of The Boston Beer Company, Inc. since January 2020.

Director since October 2023 Committees •Audit •Nominating & Governance
Director Qualifications
As a result of these professional and other experiences, Mr. Nemeth possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) Manufacturing and Supply Chain, Public Company Leadership, and Accounting and Financial Acumen. Mr. Nemeth's experience leading supply chain for a global consumer products company makes him well positioned to critically and thoughtfully review and guide the Company’s supply chain strategic initiatives for the Board. Additionally, Mr. Nemeth also has other public company board experience, which allows him to provide insight into risk oversight and corporate governance matters for the Board.

Board and Corporate Governance

GARY PILNICK | 60
Chairman and Chief Executive Officer of WK Kellogg Co
Mr. Pilnick was appointed Chairman and Chief Executive Officer of WK Kellogg as of October 2023 effective upon the completion of the Company's spin-off from Kellanova. Prior to this, he served as Vice Chairman, Corporate Development and Chief Legal Officer of Kellogg Company (now Kellanova), a global consumer products company, since January 2016. In August 2003, he was appointed Senior Vice President, General Counsel and Secretary, and had been a member of Kellogg Company's Executive Committee for over 20 years, and assumed responsibility for the global Corporate Development function in June 2004. He joined Kellogg Company as Vice President, Deputy General Counsel and Assistant Secretary in September 2000 and served in that position until August 2003. Before joining Kellogg Company, he served as Vice President and Chief Counsel of Sara Lee Branded Apparel (now Hanesbrands) an apparel company, and as Vice President and Chief Counsel, Corporate Development and Finance at Sara Lee Corporation, formerly a consumer goods corporation now held by Kohlberg & Company after being acquired by Tyson Foods.

Director since November 2022 Committees None
Director Qualifications
As a result of these professional and other experiences, Mr. Pilnick possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to), Public Company Leadership, People Management, and Marketing, Innovation and Brand Building experience. Additionally, drawing on his 23-year senior leadership tenure at Kellanova, Mr. Pilnick has an in-depth knowledge of, and passion for, our business and people, which positions him well to serve as our Chairman.

Board and Corporate Governance
Corporate Governance
Board-Adopted Corporate Governance Guidelines
We operate under corporate governance principles and practices (“Corporate Governance Guidelines”) that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners and promote high ethical conduct among our Directors and employees. Our Corporate Governance Guidelines include the following:

Board Independence
•A majority of the Directors, and all of the members of the Audit Committee, the Compensation Committee and the N&G Committee, are required to meet the applicable independence requirements of the New York Stock Exchange and the SEC.
•One Director is designated a Lead Director, who, among other things, chairs executive session meetings of the independent, non-employee Directors, and may call any such meetings at any time, approves proposed meeting agendas and schedules, and establishes a method for Shareowners and other interested parties to communicate with the Board. See also "Board and Corporate Governance - Corporate Governance - Lead Director."
•The Board and each Board Committee has the authority to hire independent legal, financial or other advisors as they may deem necessary, at the Company's expense.
•The Corporate Governance Guidelines provide that non-employee Directors meet in executive session at least three times annually. As a general practice, the non-employee Directors are scheduled to meet in executive session at every Board meeting.
•No Director may serve as a director, officer or employee of a competitor.

Strategic Oversight
•Directors review the Company's strategy periodically during the year and dedicate at least one meeting per year to focus on a comprehensive strategic review, including the key elements of the Company's strategy.
•Directors have direct and regular access to officers, employees, facilities, books and records of the Company and can initiate contact or meetings directly or through the Chief Executive Officer ("CEO") or the Secretary.

Performance Assessments
•The Board and Board Committees conduct annual performance evaluations to assess whether the Board and its Committees are functioning effectively.
•The independent Directors use the recommendations from the N&G Committee and the Compensation Committee to conduct an annual review of the CEO’s performance and determine the CEO’s compensation.

Succession Planning	•The Board reviews CEO succession planning at least once per year.

Restrictions and Rules
•Non-employee Directors who change their principal responsibility or occupation from that held when they were elected shall offer their resignation for the Board to consider the continued appropriateness of Board membership under the circumstances.
•No Director may be nominated for a new term if he or she would attain the age limit of seventy-five or older at the time of election, unless the Board otherwise determines that it is in the best interest of WK Kellogg due to his or her unique capabilities or special circumstances.
•No Director may serve on more than three other public company boards, in addition to WK Kellogg (with consideration given to public company leadership roles and outside commitments). Additionally, no Director that is a permanent executive officer of a public company may serve on more than two public company boards (including the Company's board).
•All Directors are expected to comply with stock ownership guidelines for Directors.
•Continuing education is provided to Directors consistent with our Board education policy.

Board and Corporate Governance
Board Structure; Communication with the Board
We believe the current mix of experienced independent and management Directors that make up our Board, along with the independent role of our Lead Director and our independent Board Committee composition, is in the best interests of WK Kellogg and our Shareowners. The following section describes the Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and our related key governance practices.
Independence; Board Mix
Our Board has an effective mix of independent and management Directors. It is composed of seven independent Directors (including a Lead Director) and Mr. Pilnick, our CEO who also serves as Chairman.
Board Independence

■	Management Director
■	Independent Directors

Board Demographics

Board Demographics-Gender
Total Numbers of Directors	8
Did Not Disclose Gender	1
Part I: Gender	Female	Male
Directors	2	5

Board Demographics-Demographic Background
Total Numbers of Directors	8
Part II: Demographic Background
Hispanic or Latinx	2
White	5
Did Not Disclose Demographic Background	1
Board Committee Structure and Independence
The Board has three standing Committees: (i) Audit Committee, (ii) Compensation Committee, and (iii) N&G Committee. Each of the Audit Committee, Compensation Committee, and N&G Committee is composed solely of independent Directors, each with a different independent Director serving as chair of the respective Committee.

Board and Corporate Governance
Board Leadership Structure
With respect to the roles of Chairman and CEO, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. At this time, the Board believes that combining the roles of Chairman and CEO, together with the separate, independent role of our Lead Director, is the most effective leadership structure for WK Kellogg for many reasons. In particular, the Board believes the combined role is appropriate because of the following:
•As a result of his professional experience, Mr. Pilnick has acquired extensive knowledge and expertise in a variety of areas, including public company leadership; marketing, innovation and brand building; accounting and financial acumen; people management; risk management and spin-off experience. This background gives him the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations, and
•Mr. Pilnick’s deep understanding of, and passion for, WK Kellogg's business, people, operations and risks acquired in his previous role at the executive level for Kellanova (formerly the Kellogg Company) for over two decades gives him the insight to combine the responsibilities of strategic development along with management of day-to-day operations and execution.
We believe Mr. Gund, an independent director fulfilling the Company's robust Lead Director role (as described below), provides an effective independent voice on issues facing the company, ensures that key issues are brought to the Board's attention and that effective corporate governance is maintained.

LEAD DIRECTOR
Zack Gund, an independent Director and the Chair of the N&G Committee, currently serves as our Lead Director. Mr. Gund is an effective Lead Director for WK Kellogg due to, among other things
•independence;
•strong strategic and financial acumen;
•commitment to ethics;
•effective leadership skills;
•extensive knowledge of the retail environment and branded consumer products; and
•deep understanding of WK Kellogg's business obtained while serving on the board of directors of Kellanova (formerly Kellogg Company) for more than ten years.
The independent Lead Director serves a variety of roles, including
•for every meeting, reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate Board and committee topics are reviewed and sufficient time is allocated to each;
•liaising between the Chairman and CEO and non-management Directors if and when necessary and appropriate (that said, each Director has direct and regular access to the Chairman and CEO);
•presiding at the executive sessions of independent Directors and at all other meetings of the Board at which the Chairman is not present;
•chairing an executive session of independent Directors at every meeting consistent with the Corporate Governance Guidelines;
•leading the Board's annual evaluation process, including conducting private, individual reviews with each Director; and
•facilitating succession planning for the Board, including by having the N&G Committee and the independent Directors regularly discuss and evaluate CEO succession plans.
Mr. Gund may be contacted at zack.gund@wkkellogg.com. Any communication from Shareowners or other interested parties for the Board may be directed to Mr. Gund and will be shared with the Board as appropriate.

Our Corporate Governance Guidelines provide the flexibility for the Board to modify our leadership structure as appropriate. We believe that WK Kellogg, like many U.S.-based companies, is well-served by this flexible leadership structure.

Board and Corporate Governance
Board Self-Evaluation
Our Lead Director leads our annual Board self-evaluation process whereby the Board conducts an annual performance evaluation to assess the performance of the Board and its Committees to determine how to make the Board even more effective. The process includes detailed written survey materials as well as individual, private meetings between each Director and the Lead Director. The annual performance evaluation began in February 2025 and continues throughout the year to ensure the self-evaluation process and opportunity for continuous improvement occurs promptly to evaluate and establish our own Board practices and processes.
Board Self-Evaluation / Continuous Improvement Program

	▶	▶	▶

	February - March Overall Program Assessment	March - April Action Plan Development	April - December Action Plan Progress Review

	•Board conducts in-depth evaluation to determine whether the Board, its Committees, and its Directors are functioning effectively •Lead Director conducts private one-on-one meetings with each Director	•Program assessed for enhancements that would improve Board effectiveness •Targeted Action Plan developed to address key focus areas identified	•Action Plan is executed throughout the year •The N&G Committee formally monitors progress against the Action Plan annually
▲				▼

	◀	Ongoing Action Plan Execution	◀

Company Strategy
Strategic planning and oversight of the Company’s business strategy are key responsibilities of the Board, and the Board has deep experience and expertise in the areas of strategy and strategic development. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multi-step approach to exercising its responsibilities. Our entire Board discusses the strategic priorities of the Company, taking into consideration economic, industry, consumer, environmental, social, governance, and other significant trends, as well as changes in the food industry and regulatory initiatives. The Board reviews the Company’s strategy periodically during the year and will dedicate at least one meeting each year to focus on a strategic review, including key elements of our strategy. Relevant strategic topics are also embedded in the work of Committees. The Board is uniquely positioned to provide the oversight required for the Company's strategy given the specific and diverse mix of skills, capabilities and core competencies relating to our long-term strategy and business model as well as their diverse perspectives, experiences and backgrounds (see “Board and Corporate Governance – Election of Directors”).
While the Board and its Committees oversee strategy and strategic planning, management is charged with executing the business strategy. To monitor performance against the Company’s strategic goals, the Board receives regular updates and actively engages in dialogue with our Company’s senior leaders.
The Board’s oversight and management’s execution of business strategy are intended to help promote the creation of long-term Shareowner value in a sustainable manner, with a focus on assessing both opportunities available to us and risks that we may encounter.

Board and Corporate Governance
Board Oversight of Enterprise Risk
The Board, directly and indirectly through its Committees, utilizes our Enterprise Risk Management (“ERM”) process to assist in fulfilling its oversight of the Company's risks. While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM process has been delegated to the Audit Committee. As such, one of the leaders of the ERM process is the Head of Internal Audit and Controls, who reports to the Chair of the Audit Committee.
Annually, the Audit Committee reviews an assessment of the Company’s enterprise risks and the allocation of risk oversight among the Board and its Committees. Due to the dynamic nature of risk and the business environment generally, at every Audit Committee meeting, the Company provides a status report on key enterprise risks where responsible senior leaders provide in-depth reviews. Key enterprise risks are also reviewed with and discussed in other relevant Committee meetings and Board meetings. Board and Committee agendas are updated throughout the year so that emerging enterprise risks may be reviewed and discussed at the relevant times. This process facilitates the Board’s ability to fulfill its oversight responsibilities of WK Kellogg’s risks in a timely and effective manner.

RISK ASSESSMENT

The risk assessment process has been developed to identify and assess WK Kellogg’s current and emerging risks, including the nature, probability and implications of the risk, as well as to identify steps to mitigate and manage each risk (including how ERM is integrated into the Company’s internal audit plan). Many of our key business leaders, functional heads and other managers from across the Company provide perspective and input in a targeted and strategic manner to develop the Company’s holistic views on enterprise risks.
The centerpiece of the enterprise risk assessment is the distillation of this review into key enterprise risks which includes the potential magnitude, likelihood and velocity of each risk. As part of the process for assessing each risk, management identifies the following:
•the nature of the risk
•the senior executive responsible for managing the risk
•the potential impact of the risk
•management’s approach to manage the risk
•Board or Committee accountability
The results of the risk assessment are then integrated into the Board’s processes.

BOARD OF DIRECTORS

•Receives updates on business operations, financial results, strategic priorities, long-range plans, employee safety, food quality and safety, and other key enterprise risks, including current status and action items, during regularly scheduled meetings
•Advises management on shaping corporate purpose, values and strategy
•The full Board reviews the results of the annual enterprise risk assessment and periodic updates on status of key risks, which includes consideration of potential impacts
•Oversight responsibility for each risk is allocated among the full Board and its Committees, and specific Board and Committee agendas are developed accordingly

Board and Corporate Governance

KEY AUDIT COMMITTEE RESPONSIBILITIES

•Reviews and considers the annual audit risk assessment, which identifies risks related to our internal control over financial reporting and informs our internal and external audit plans
•Receives updates on the key enterprise risks
•Reviews the ERM process and results of the annual risk assessment
•Monitors independence of our independent auditor, including establishing policies for hiring of any current or former employees of our independent auditor
•Reviews the use of new accounting principles
•Reviews the use of non-GAAP measures in our earnings releases and SEC filings
•Considers the impact of risk on our financial position and the adequacy of our risk-related internal controls
•Oversees cybersecurity and receives regular updates on cybersecurity matters, which includes a review of potential digital threats and vulnerabilities, cybersecurity priorities, and our cybersecurity framework
•Receives quarterly updates on litigation and regulatory matters and developments
•Reviews the ethics and compliance and litigation management programs

KEY N&G COMMITTEE RESPONSIBILITIES

•Conducts an annual review of our corporate governance policies and practices
•Oversees corporate governance, receiving regular updates on emerging corporate governance issues and trends
•Oversees annual self-evaluation process for the Board and each of its committees
•Oversees succession planning and refreshment efforts for the Board
•Reviews, approves and oversees any proposed transactions involving a related party

KEY COMPENSATION COMMITTEE RESPONSIBILITIES

•Assesses annually whether our compensation plans, policies and practices encourage excessive or inappropriate risk taking by employees
•Evaluates our executive compensation programs to ensure they adequately tie to Company performance
•Reviews risks related to talent acquisition, retention and development

KEY MANAGEMENT RESPONSIBILITIES

•Conducts a formal risk assessment of WK Kellogg's business annually, including assessing probability, magnitude, potential economic and reputational impacts, and developing mitigation actions and monitoring plans
•Evaluates the completeness of the identified enterprise risks
•Key risks are reviewed and monitored and mitigation plans developed by designated senior leaders responsible for day-to-day risk management

Board and Corporate Governance
Majority Voting for Directors; Director Resignation Policy
Our Bylaws contain a majority voting standard for the election of Directors in an uncontested election (that is, an election where the number of nominees is equal to the number of seats open). In an uncontested election, each nominee must be elected by the vote of a majority of the votes cast. A “majority of the votes cast” means the number of votes cast “for” a Director’s election must exceed the number of votes cast “against” (excluding abstentions). No Director will be nominated for election or otherwise be eligible for service on the Board unless and until such candidate has delivered an irrevocable resignation to the N&G Committee that would be effective upon (i) such Director’s failure to receive the required vote in an election of Directors and (ii) the Board’s acceptance of the resignation. If a Director fails to achieve the required vote in an uncontested election, the N&G Committee would promptly consider the resignation and recommend to the Board the action to be taken on the offered resignation. The Board would act on the N&G Committee’s recommendation no later than 90 days following the date of the certification of the election results of the Shareowners’ meeting where the election occurred. The Director whose resignation is under consideration shall not participate in the recommendation of the N&G Committee or deliberations of the Board with respect to his or her nomination. Following the Board’s decision, WK Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered. To the extent that a resignation is accepted, the N&G Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
Director Independence
The Board has determined that all current Directors (other than Mr. Pilnick) are independent based on the following standards: (a) no entity (other than a charitable entity) of which such a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, WK Kellogg and its subsidiaries in our 2024 fiscal year in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no such Director, or any immediate family member employed as an executive officer of WK Kellogg or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from WK Kellogg or its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) WK Kellogg did not employ such Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no such Director was a current partner or employee of a firm that is WK Kellogg’s internal or external auditor (“Auditor”), no immediate family member of such Director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no Director or immediate family member of such Director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no such Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of WK Kellogg served on the compensation committee of such company; and (f) no other material relationship exists between any such Director and WK Kellogg or our subsidiaries.
The Board also considers from time to time commercial ordinary-course transactions as it assesses independence status. The Board has concluded that any such transaction did not impair Director independence for a variety of reasons including that the amounts in question were considerably under the thresholds set forth in our independence standards and the relationships were not deemed material.
Related Person Transactions
The Board has adopted a written policy relating to the N&G Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our Directors, executive officers and 5% or more beneficial owners of our common stock. The Secretary administers procedures adopted by the Board with respect to related person transactions and the N&G Committee reviews and approves all such transactions. Approval of a related person transaction requires the affirmative vote of the majority of disinterested Directors on the N&G Committee. Prior to approving any related person transaction, the N&G Committee must determine that the transaction is fair and reasonable to WK Kellogg. The N&G Committee regularly reports on its activities to the Board. The written policy relating to the N&G Committee’s review and approval of related person transactions is available on our investor relations website at https://investor.wkkellogg.com/governance/governance-documents.

Board and Corporate Governance
Shareowner Recommendations of Director Candidates
The N&G Committee will consider Shareowner recommendations for Director. The N&G Committee will evaluate candidates for Director that may be recommended by our Shareowners using the same process and evaluation criteria outlined in our Corporate Governance Guidelines. Shareowners who wish to identify candidates for consideration may submit their recommendations to the Office of the Secretary, WK Kellogg Co, North Tower, One Kellogg Square, Battle Creek, Michigan 49017-3534, which will forward them to the Chair of the N&G Committee for consideration.
Shareowners may also nominate Directors for election to Board. To be timely, a Shareowner’s notice for nominations of Director candidates for inclusion in our proxy materials for the 2026 Annual Meeting of Shareowners must be delivered to the Secretary at our principal executive offices at WK Kellogg Co, North Tower, One Kellogg Square, Battle Creek, Michigan 49017-3534 not earlier than January 1, 2026 and not later than January 31, 2026. Any such nomination must also meet the other requirements set forth in our Bylaws.
In addition to satisfying the requirements of our Bylaws, including the notice deadlines therein, to comply with the universal proxy rules, Shareowners who intend to solicit proxies in support of Director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which written notice must be postmarked or transmitted electronically to the Secretary at our principal executive offices at WK Kellogg Co, North Tower, One Kellogg Square, Battle Creek, Michigan 49017-3534, no later than March 2, 2026. However, if the date of the 2026 Annual Meeting of Shareowners is changed by more than 30 days from May 1, 2026, then written notice must be provided by the later of the 60th day prior to the date of the 2026 Annual Meeting of Shareowners and the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting of Shareowners is first made by us.
Attendance at Annual Meetings
All of our Directors are expected to attend the Annual Meetings of our Shareowners. All of our Directors attended our 2024 Annual Meeting of Shareowners.
Code of Conduct/Code of Ethics
We have adopted the Board of Directors' Code of Conduct and a Code of Ethics, which applies to all employees of WK Kellogg Co and its subsidiaries (including executives, corporate officers and members of the Board). We intend to post any amendments to the Code of Ethics, or waivers by the Board of its requirements for any of our Directors or executive officers, on our website at www.wkkellogg.com to the extent required by SEC and/or New York Stock Exchange rules.
Availability of Corporate Governance Documents
Copies of the Corporate Governance Guidelines, the Charters of each of the Audit Committee, the Compensation Committee, and the N&G Committee, the Board of Directors' Code of Conduct, and the Code of Ethics can be found under the “Investors” tab of the WK Kellogg Co website at https://investor.wkkellogg.com/governance/governance-documents. Shareowners may also request a free copy of these documents from WK Kellogg Co, Investor Relations, North Tower, One Kellogg Square, Battle Creek, Michigan 49017-3534 or by sending an email to investorrelations@wkkellogg.com.
Board and Committee Membership
The Board currently has the following standing Committees: (i) Audit Committee; (ii) Compensation Committee; and (iii) N&G Committee.
The Board held eight Board meetings and fifteen Committee meetings in 2024. Each of our Directors attended at least 75% of the meetings of the Board and those Board Committees of which he or she served.

Board and Corporate Governance
The composition of each standing Board Committee is set forth below:

Name	Audit	Compensation	Nominating & Governance
Wendy Arlin	Chair
R. David Banyard, Jr.		Chair
Michael Corbo
Zack Gund			Chair
Ramón Murguía
Julio Nemeth
Gary Pilnick(1)
Mindy Sherwood
2024 Meetings Held	6	6	3
(1)Mr. Pilnick is not a member of any of the standing Board Committees, but attends meetings for each Committee, as appropriate.
As provided in their respective Charters, each of the Board Committees may form and delegate authority to subcommittees when it deems appropriate.
Audit Committee

Wendy Arlin (Chair) Julio Nemeth	R. David Banyard, Jr.	Michael Corbo	2024 Meetings: 6

Pursuant to a written charter, the Audit Committee’s responsibilities include the following:
•The Audit Committee assists the Board in monitoring the following:
•the integrity of the financial statements of the Company;
•the independence and performance of the Company’s independent registered public accounting firm;
•the performance of the Company’s internal audit function;
•the Company’s ERM process and key risks;
•the Company’s technology and information security, including cybersecurity;
•compliance by the Company with legal and regulatory requirements; and
•other related matters.
•The Audit Committee, or its Chair, pre-approves all audit, audit-related, internal control-related and permitted non-audit engagements and services by the independent registered public accounting firm and their affiliates.
•The Audit Committee discusses and/or reviews specified matters with, and receives specified information or assurances from, WK Kellogg management and the independent registered public accounting firm.
•The Audit Committee has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which directly reports to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm.
•As part of the annual auditor engagement process, the Audit Committee considers whether to rotate the independent registered public accounting firm. PricewaterhouseCoopers LLP rotates its lead audit engagement partner every five years and the Audit Committee had direct and meaningful involvement in the assignment of the lead engagement partner.

Board and Corporate Governance
The Audit Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Prior to retaining any such consultant, or other advisor, the Audit Committee considers whether the work of such consultant or other advisor would raise a conflict of interest according to the independence factors enumerated by the New York Stock Exchange, as well as any other factors the Audit Committee determines to be relevant.
The Board has determined that each member of the Audit Committee meets the definition of independence under our Corporate Governance Guidelines and the requirements of the New York Stock Exchange and further qualifies as a non-employee Director for purposes of Rule 16b-3 of the Exchange Act. The members of the Audit Committee are not current or former employees of WK Kellogg, are not eligible to participate in any of our executive compensation programs, do not receive compensation that would impair their ability to make independent judgments about executive compensation, and are not “affiliates” of WK Kellogg Co, as defined under Rule 10c-1 of the Exchange Act.
The Board has determined that (i) each member who served on the Audit Committee during 2024 is financially literate, and (ii) Ms. Arlin, the Chair of the Audit Committee, is an "audit committee financial expert," as that term is defined in item 407(d)(5) of Regulation S-K.
Compensation Committee

R. David Banyard, Jr. (Chair) Ramón Murguía	Wendy Arlin Mindy Sherwood	Zack Gund	2024 Meetings: 6

Pursuant to a written charter, the Compensation Committee’s responsibilities include the following:
•Reviewing and approving the compensation philosophy and principles for senior executives;
•Reviewing and making recommendations to the Board for the compensation of senior management personnel and monitoring overall compensation for senior executives, including reviewing risks arising from WK Kellogg’s compensation policies and practices;
•Reviewing and recommending the compensation of the CEO;
•Sole authority to retain or terminate any compensation consultant or other advisor used to evaluate senior executive compensation;
•Overseeing and administering employee benefit plans to the extent provided in those plans;
•Reviewing trends in management compensation;
•Setting the composition of the peer company group used for market comparison for executive compensation;
•Determining applicable stock ownership guidelines for certain executives and monitoring compliance with the guidelines;
•Administering the clawback policy allowing the Company to recoup certain executive compensation in the event of certain financial statement restatements, as required by the rules of the New York Stock Exchange and the SEC; and
•Overseeing the review and assessment of risks arising from WK Kellogg’s compensation policies and practices, which includes the annual review of our compensation program for design features considered to encourage excessive risk taking and WK Kellogg’s approach to those features.
For information about the Compensation Committee’s processes for establishing and overseeing executive compensation, including with respect to its retention and use of a compensation consultant, refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.
The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Prior to retaining any such consultant, or other advisor, the Compensation Committee considers whether the work of such consultant or other advisor would raise a conflict of interest according to the independence factors enumerated by the New York Stock Exchange, as well as any other factors the Compensation Committee determines to be relevant.

Board and Corporate Governance
The Board has determined that each member of the Compensation Committee meets the definition of independence under our Corporate Governance Guidelines and the requirements of the New York Stock Exchange and further qualifies as a non-employee Director for purposes of Rule 16b-3 of the Exchange Act. The members of the Compensation Committee are not current or former employees of WK Kellogg, are not eligible to participate in any of our executive compensation programs, do not receive compensation that would impair their ability to make independent judgments about executive compensation, and are not “affiliates” of the Company, as defined under Rule 10c-1 of the Exchange Act.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is now, or has been, an officer of WK Kellogg. No member of the Compensation Committee has had any relationship with WK Kellogg or any of its subsidiaries during our 2024 fiscal year pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the executive officers of WK Kellogg currently serves or served during our 2024 fiscal year on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Board or the Compensation Committee.
Nominating & Governance Committee

Zack Gund (Chair) Julio Nemeth	Michael Corbo Mindy Sherwood	Ramón Murguía	2024 Meetings: 3

Pursuant to a written charter, the N&G Committee’s responsibilities include the following:
•Identifying and reviewing the qualifications of candidates for Director and in determining the criteria for new Directors;
•Recommending nominees for Director to the Board;
•Recommending Board Committee assignments;
•Reviewing annually the Board’s compliance with the Corporate Governance Guidelines;
•Reviewing annually our Corporate Governance Guidelines and recommending changes to the Board;
•Monitoring the performance of Directors and conducting performance evaluations of each Director before the Director’s re-nomination to the Board;
•Administering the annual evaluation of the Board;
•Providing annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance;
•Considering and evaluating potential waivers of our Board of Directors Code of Conduct and Code of Ethics;
•Making a report to the Board on CEO succession planning at least annually;
•Providing an annual review of the independence of Directors to the Board;
•Reviewing and recommending to the Board responses to any Shareowner proposals;
•Overseeing governance-related engagement with Shareowners and proxy advisory firms, and reviewing proxy advisory firm policies and voting recommendations;
•Reviewing, approving and overseeing any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) on an ongoing basis, in accordance with the Company’s related party transactions policies, rules and regulations of the SEC and listing standards of the New York Stock Exchange; and
•Reviewing Director compensation.
The Chair of the N&G Committee, as Lead Director, also presides at executive sessions of independent Directors of the Board.

Board and Corporate Governance
The N&G Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Prior to retaining any such consultant, or other advisor, the N&G Committee considers whether the work of such consultant or other advisor would raise a conflict of interest according to the independence factors enumerated by the New York Stock Exchange, as well as any other factors the N&G Committee determines to be relevant.
The Board has determined that each member of the N&G Committee meets the definition of independence under our Corporate Governance Guidelines and the requirements of the New York Stock Exchange and further qualifies as a non-employee Director for purposes of Rule 16b-3 of the Exchange Act. The members of the N&G Committee are not current or former employees of WK Kellogg, are not eligible to participate in any of our executive compensation programs, do not receive compensation that would impair their ability to make independent judgments about executive compensation, and are not “affiliates” of the Company, as defined under Rule 10c-1 of the Exchange Act.
2024 Director Compensation and Benefits
Only our non-employee Directors are eligible to receive compensation for their services to the Board. For information about the compensation of Mr. Pilnick, refer to the “Executive Compensation” section of this Proxy Statement.
Our 2024 compensation for non-employee Directors was comprised of an annual cash retainer and a grant of WK Kellogg shares. The annual pay is designed to attract and retain diverse, highly-qualified, seasoned, and independent professionals to represent all of our Shareowners, and is targeted against the median of our Compensation Peer Group. Refer to “Compensation Discussion and Analysis — Compensation Approach” for a description of the companies that make up our Compensation Peer Group (as defined therein). As provided under its Charter, the N&G Committee reviews our non-employee Director compensation program on an annual basis with the Compensation Committee's independent compensation consultant.
Our non-employee Director compensation program creates alignment between our non-employee Directors and our Shareowners through the use of equity grants. For the 2024 fiscal year, exclusive of the additional cash retainers paid to our Lead Director and the Chairs of each Board Committee, approximately 60% of our non-employee Director compensation was granted in the form of equity and approximately 40% was paid in cash.
Compensation for our fiscal year 2024 paid or granted to each of our non-employee Directors consisted of the following (excluding any additional annual cash retainers, as further described below):

Cash Retainer
Generally, each of our non-employee Directors will receive an annual cash retainer payment of $95,000, payable in quarterly installments in arrears. There is an additional annual cash retainer of $35,000 for the Lead Director, $20,000 for each of the Chairs of the Audit Committee and Compensation Committee, and $15,000 for the Chair of the N&G Committee.

Board and Corporate Governance
Stock Awards
Generally, annual stock awards are granted to our non-employee Directors in early May of each fiscal year (to coincide with our Annual Meeting of Stockholders). These stock awards consist of shares of WK Kellogg common stock which are automatically deferred for the benefit of the respective non-employee Director or their beneficiaries pursuant to the WK Kellogg Co Grantor Trust for Non-Employee Directors (the "Grantor Trust"). Under the terms of the Grantor Trust, shares of WK Kellogg common stock so deferred are distributed only upon a Director's termination of service on the Board.
Business Expenses
WK Kellogg pays for reasonable business expenses related to our non-employee Directors attending WK Kellogg meetings, including room, meals and transportation to and from Board and Committee meetings. Our non-employee Directors are also eligible to be reimbursed for access to or participation in qualified director education programs.
Director and Officer Liability Insurance and Travel Accident Insurance
Director and officer liability insurance (“D&O Insurance”) insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O Insurance policy does not identify the premium for Directors versus officers; therefore, a dollar amount cannot be assigned for individual Directors. Travel accident insurance provides benefits to each Director in the event of death or disability (permanent and total) during travel on WK Kellogg chartered and/or commercial aircraft. Our travel accident insurance policy also covers employees and others while traveling on WK Kellogg chartered and/or commercial aircraft; therefore, a dollar amount cannot be assigned for individual Directors.
Deferred Compensation Program
Under our deferred compensation program for non-employee Directors, our non-employee Directors may elect to defer all or a portion of their annual cash retainer. The amount deferred is credited to an account in the name of the participating Director and held in the Grantor Trust in the form of deferred stock units equivalent to the fair market value of our common stock. If the Board declares dividends on our common stock, additional deferred stock units representing the dividend on the shares underlying the deferred stock units held in the Grantor Trust are credited to the account of each participating non-employee Director. A participating Director’s account balance will be settled in shares of our common stock upon termination of service as a Director. The balance is distributed in the form of a lump sum or in up to ten annual installments at the election of the Director.
Director Stock Ownership Guidelines
All of our non-employee Directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least five times the annual cash retainer (i.e., $475,000, which is five times the $95,000 cash retainer), excluding any additional amounts paid to Board Committee Chairs or the Lead Director or in stock or stock equivalents, subject to a five-year phase-in period for newly-elected Directors. As of December 31, 2024, all non-employee Directors exceeded or were on track to meet this requirement.
Mr. Pilnick (and the other NEOs) are expected to comply with the stock ownership guidelines applicable to our executive officers, as described in “Compensation Discussion and Analysis — Other Compensation Information — Executive Stock Ownership Guidelines,” which for his position is at least six times his annual base salary.

Board and Corporate Governance
Directors' Compensation Table
The following table provides information regarding compensation earned by our non-employee Directors during fiscal year 2024. For further information, refer to the “2024 Director Compensation and Benefits” discussion immediately preceding this table.
For information about the compensation of Mr. Pilnick, refer to the “Executive Compensation” section of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Wendy Arlin	115,000	140,000	—	255,000
R. David Banyard, Jr.	115,000	140,000	—	255,000
Michael Corbo	95,000	140,000	—	235,000
Zack Gund	145,000	140,000	—	285,000
Ramón Murguía	95,000	140,000	—	235,000
Julio Nemeth	95,000	140,000	—	235,000
Mindy Sherwood	95,000	140,000	—	235,000
(1)The amounts in this column reflect the aggregate dollar amount of all fees earned or paid in cash for services as a non-employee Director (which includes the $95,000 annual cash retainer and, if applicable, the additional annual cash retainers paid to each of the Chairs of the Board Committees and the Lead Director). As discussed above in the section titled “Deferred Compensation Program”, our non-employee Directors may elect to defer all or a portion of their annual cash retainer.
(2)The amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the annual grant of 9,860 deferred shares of our common stock, which are placed in the Grantor Trust (as discussed above in the section titled “Deferred Compensation Program”). Refer to Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024. The grant date fair value of the stock-based awards will likely vary from the actual value the Director receives. The actual value the Director receives will depend on the number of shares and the price of our common stock when the shares or their cash equivalent are distributed. The number of shares of common stock held by each of our Directors is shown under “Security Ownership — Officer and Director Stock Ownership” section of this Proxy Statement.
(3)No option awards were granted to non-employee Directors in 2024.

Compensation

PROPOSAL 2 Advisory Resolution on Executive Compensation

The Board recommends a vote FOR the advisory resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") required by Item 402(b) of Regulation S-K. Based on that review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.
MEMBERS OF THE COMPENSATION COMMITTEE
•R. David Banyard, Jr., Chair
•Wendy Arlin
•Zack Gund
•Ramón Murguía
•Mindy Sherwood
Our Shareowners are being asked to vote, on an advisory (non-binding) basis, for a resolution to approve the compensation of our named executive officers as disclosed in this Proxy Statement. At our 2024 Annual Meeting, a majority of Shareowners also voted, consistent with the recommendation of the Board, to hold an annual shareowner advisory vote on a resolution to approve the compensation of our named executive officers (the "say on frequency vote"). The Board believes that an annual advisory vote on a resolution to approve executive compensation allows our Shareowners to provide us with their regular, direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement, and is consistent with our policy of seeking input from, and engaging in discussions with, our Shareowners on corporate governance matters and our executive compensation philosophy, policies and practices. The next advisory say on frequency vote will take place at our 2030 Annual Meeting. At last year's Annual Meeting, the proposal regarding approval of executive compensation was approved by 94% of the shares voted on such proposal.
This executive summary highlights core principles of our executive compensation program and the approach followed by the Compensation Committee.
Core Principles
Our executive compensation program is designed to attract, retain and motivate talent to achieve our short- and long-term goals. Our plans are designed to be market competitive and link to Company performance, while aligning the interests of our executive officers and our Shareowners. The elements of our executive compensation program complement our strategy and values, and enable us to drive results, create value and attract and engage highly skilled and performance-oriented talent.

Compensation
Accordingly, our executive compensation program is based on the following core principles:

Pay for Performance
Our executive compensation program is designed to have a significant portion of pay linked to WK Kellogg’s performance. We accomplish this by utilizing “performance-based” pay programs like our Annual Incentive Plan ("AIP") and long-term equity awards, where company and individual performance are key factors in determining incentive compensation, providing market-driven compensation that generally targets pay levels at the median of our compensation peer group and by limiting perquisites.

Shareowner Alignment
Our executive compensation program is designed to align our NEOs’ interests with those of our Shareowners by encouraging our leadership team to have a meaningful personal financial stake in the success of WK Kellogg. We gain this alignment by maintaining stock ownership guidelines, having equity programs that represent a significant portion of an NEO’s total target compensation, and using compensation plan goals that are tied to key financial metrics of WK Kellogg.

Bringing Out the Best in People	We invest in attracting, retaining and motivating talented employees through market-driven, competitive total rewards. Our team is evaluated on how they live our Beliefs and Behaviors (as further described below) as they drive results. Our compensation program links “what” our NEOs deliver with “how” they make those contributions.
Risk Mitigation
Our executive compensation program is designed to mitigate risks relating to our business as described below in the section “Mitigating Risk.” The program accomplishes this by balancing short- and long-term incentives, and by using various financial metrics to ensure the business grows in a balanced, sustainable manner. In addition, we maintain a clawback policy and provisions in our plans to mitigate risk by creating appropriate remedies as required by the rules of the New York Stock Exchange and the SEC under certain circumstances.

Our total compensation package is benchmarked using our Compensation Peer Group (as further discussed below in the section titled "Compensation Peer Group and Competitive Positioning") and survey data. Actual incentive compensation payouts will depend largely upon WK Kellogg’s performance versus our operating plan budgets, driving pay for performance. We believe this approach allows WK Kellogg to engage the best talent for the organization who will generate sustainable value for stakeholders.
Compensation Approach
Our compensation approach is based on (a) driving independent decision making, (b) utilizing Compensation Peer Group and survey data to appropriately benchmark compensation, and (c) following a consistent, rigorous compensation target setting process.
For the reasons discussed above and in the section entitled "Compensation Discussion and Analysis", we are asking our Shareowners to approve, on an advisory (non-binding) basis, our NEO's compensation as described in this Proxy Statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.
“RESOLVED, that Shareowners approve, on an advisory basis, the compensation of the named executive officers, as disclosed in WK Kellogg’s Proxy Statement for the 2025 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This resolution is advisory, and therefore not binding on WK Kellogg, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our Shareowners and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider such Shareowners’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Compensation
Compensation Discussion and Analysis
This CD&A provides an overview of WK Kellogg’s executive compensation programs, covers details on our alignment of pay with financial and strategic Company performance, explains our guiding principles and practices for executive compensation and describes the compensation paid to our named executive officers, or NEOs.

The CD&A is organized into four chapters:
Chapter 1	Executive Summary	Page 25
Chapter 2	How WK Kellogg Determines Compensation	Page 27
Chapter 3	Elements of Pay and Fiscal Year 2024 Pay Decisions	Page 30
Chapter 4	Other Compensation Information	Page 34
Our CD&A includes a detailed discussion of compensation for our five NEOs during the 2024 fiscal year:

Gary Pilnick Chief Executive Officer	David McKinstray Chief Financial Officer	Douglas VanDeVelde Chief Growth Officer	Sherry Brice Chief Supply Chain Officer	Bruce Brown Chief Customer Officer
Chapter 1 – Executive Summary
Company Performance Highlights
WK Kellogg marked our first full year as an independent company in 2024. Over the past year, we successfully stood up our new company while delivering on our strategic priorities. We maintained stable top-line results and delivered adjusted EBITDA results above the guidance ranges announced at the beginning of the year. WK Kellogg advanced numerous initiatives aligned with our long-term strategic priorities, including, but not limited to, optimizing the cereal business by integrating multiple distinct business units, establishing our direct sales force, modernizing our supply chain and fostering an energized and winning culture. We are investing in new and improved infrastructure and manufacturing technology in our supply chain, and now have a fully integrated commercial function. Further, we have brought together marketing, innovation, research and development, revenue growth management and omni-commerce.
The financial results we delivered in fiscal year 2024 include:
•Topline performance was stable in a challenging business environment with adjusted Net Sales* performance of approximately $2.7 billion.
•We improved profitability, delivering adjusted EBITDA* of $275 million, an increase of 6.6% when compared to 2023 standalone adjusted EBITDA, exceeding the top end of the range of our raised guidance expectations.
•Free Cash Flow* performance exceeded our annual incentive plan target, demonstrating management's stewardship and discipline relating to cost and capital.
* Adjusted Net Sales, adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. See Appendix A for additional information, including definitions and a reconciliation of each measure to the most directly comparable GAAP financial measure.
Our executive compensation programs are aligned with our strategic plan, and one way we focus on “pay-for-performance” is by using incentive plan metrics that are structured to drive results for Shareowners. Performance-based AIP payouts to our NEOs averaged 131% of target in fiscal year 2024 and were based on WK Kellogg’s performance for the first full year following our spin-off.
In 2024, we granted for the first time, performance stock units (“PSUs”) to our NEOs under the WK Kellogg Co 2023 Long-Term Incentive Plan (the “LTIP”). The achievement of the relevant performance criteria and the related payout factor will be determined as of the end of fiscal year 2026. For further information on these PSU grants, see the section below titled “Long-Term Incentives”.

Compensation
Compensation Practices and Philosophy
We designed our executive compensation programs to support the following three goals:

Attract, motivate and retain executives by offering competitive compensation tied to Company and individual performance	Motivate our executives to drive results and deliver on our short- and long-term business strategy	Align the interests of our executives and those of our Shareowners by linking compensation to Company performance

We pay our NEOs competitively, generally targeting compensation at the median of competitive market practices while considering internal equity, individual performance and retention. A meaningful portion of our NEO's target compensation is "at-risk", requiring specific performance outcomes and/or continued employment. We also offer competitive benefits to promote the health and wellbeing of our employees and design career opportunities aligned with our culture to bring out the best in our people.
The primary elements associated with setting the executive compensation programs for our NEOs are as follows:

Element	Element
Base Salary	Ongoing base cash compensation based on the executive officer’s role and responsibilities, individual job performance, experience, market benchmarking and internal equity.

Annual Incentive Plan (AIP)	Annual cash incentive with payouts linked to achieving key annual business performance factors and individual performance objectives.

Long Term Incentives (LTI)
PSUs comprised 50% of the 2024 LTI grants awarded to each NEO. PSUs have a three-year performance period. They vest based on achieving long-term financial goals and are subject to continued employment. PSUs are earned on the applicable vesting date based on the results associated with specified performance metrics, with the payout value ranging from 0% to 200%.

Restricted stock units ("RSUs") comprised 50% of the 2024 LTI grants awarded to each NEO. RSU's are time-based stock units that will cliff-vest on the third anniversary of the date of the grant, subject to continued employment.

Benefits & Perquisites	Limited types of non-wage compensation provided to our NEOs in addition to base salary, short-term incentives and long-term incentives.

Compensation
Our compensation practices reinforce our pay-for-performance culture and demonstrate our commitment to strong governance.

What We Do
Pay for Performance: Awards for NEOs made under our incentive plans are based on attainment of pre-established formulaic targets, with a balance of annual and long-term incentives
Clawback Policy: Incentive-based compensation is subject to recoupment as required by our mandatory clawback policy and in alignment with additional clawback provisions applicable to all equity awards
Independent Decision Making: The Compensation Committee conducts executive sessions without management present. An independent compensation consultant is engaged by the Compensation Committee to drive further independence

Double-Trigger Equity Vesting: Our change of control policy requires both a change in control and a termination of employment for accelerated equity vesting to occur (i.e., double-trigger vesting)
Maximum Payouts: We cap annual cash and performance-based equity incentive payments made under our incentive plans
Stock Ownership Guidelines: Directors and NEOs are required to hold their stock-based compensation until reaching the required level of ownership

What We Do Not Do
No guaranteed bonuses
No employment contracts for NEOs or other executive officers
No hedging or pledging derivative transactions
No single-trigger vesting upon a change in control (assuming no assumptions or substitution of awards)
No excessive perquisites
No tax gross ups
Chapter 2 – How WK Kellogg Determines Compensation
Our compensation programs are designed to drive our pay for performance culture by linking a significant portion of each NEO’s compensation to WK Kellogg’s performance and to their individual performance. The Compensation Committee follows a consistent, rigorous process to determine compensation for the NEOs, including the following:
•The independent compensation consultant reviews with the Compensation Committee relevant, in-depth information such as market practices, peer group benchmarking data, and emerging trends.
•The independent compensation consultant makes recommendations to the Compensation Committee regarding target levels for each pay element for the CEO and provides oversight and guidance for other NEOs.
•The CEO makes recommendations to the Compensation Committee regarding the performance of and compensation for each NEO (other than himself).
•Based on its review of the information provided by the independent compensation consultant, the Compensation Committee makes recommendations to the independent members of the Board regarding the compensation for the CEO and the other NEOs.
•The independent members of the Board determine and approve the compensation of the CEO and the other NEOs.

Compensation
Independent Decision Making
The Compensation Committee is responsible for administering the compensation program for WK Kellogg’s NEOs. The members of the Compensation Committee are fully independent, none of the Compensation Committee members are current or former employees of WK Kellogg and they are not eligible to participate in any of our executive compensation programs. For more information, see “Board and Committee Membership — Compensation Committee.”
Compensation Committee Consultant Role and Independence
The Compensation Committee retains Willis Towers Watson ("WTW") as its independent compensation consultant to assist the Compensation Committee in setting compensation arrangements for our NEOs. In connection with its engagement by the Compensation Committee during 2024, WTW was directly accountable to the Compensation Committee and provided advice on compensation trends and market information to assist the Compensation Committee in fulfilling its duties. The decision to engage WTW as an independent compensation consultant to provide such services was not made by management of the Company. WTW's engagement during 2024 included the following:
•Reviewing executive compensation arrangements and advising of changes to be considered to improve effectiveness consistent with our compensation philosophy;
•Providing market data and recommendations on CEO compensation and reviewing recommendations for the other NEOs, as well as other executive compensation;
•Reviewing materials and attendance at Compensation Committee meetings; and working directly with the Compensation Committee Chair; and
•Advising the Compensation Committee on best practices for governance of executive compensation as well as areas of possible concern or risk in WK Kellogg’s programs.
During fiscal year 2024, WTW was paid approximately $367,589 for services related to executive and Director compensation. In addition, WTW provides other services on a limited scope basis relating to human resource services and benefits having a value of approximately $1,170,996. WK Kellogg Co has internal controls in place to monitor WTW’s engagements to ensure WTW’s independence.
The Compensation Committee considered the following factors, among others, to determine WTW’s independence:
•The Compensation Committee’s oversight of the relationship between WK Kellogg and WTW mitigates the possibility that management could misuse other engagements to influence WTW’s compensation work for the Compensation Committee;
•WTW has adopted internal safeguards to ensure that its executive compensation advice is independent and has provided the Compensation Committee with a written assessment outlining information on their independence in terms of the six factors spelled out in the SEC regulations;
•The Compensation Committee retains ultimate decision-making authority for all executive pay matters and understands WTW’s role is simply that of advisor; and
•There are no significant business or personal relationships between WTW and any of our executives or members of the Compensation Committee.
Based on this assessment, the Compensation Committee concluded that it is receiving objective and independent advice from WTW and that its work for WK Kellogg does not raise any conflict of interest. The Compensation Committee reviews the performance and independence of its independent consultant on an annual basis.
Compensation Peer Group and Competitive Positioning
The Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and to ensure that our executive compensation program drives the right behaviors, motivates performance and supports our recruiting and retention needs. The compensation review process incorporates assessing our compensation practices against the prevalent market practice using a defined peer group for benchmarking CEO and Chief Financial Officer pay levels and practices, with total compensation targeted at the median of our compensation peer group (the "Compensation Peer Group").

Compensation
For other NEO roles, the Compensation Committee reviews both publicly disclosed Compensation Peer Group data and broader WTW survey data to understand market pay levels and pay design practices. The Compensation Committee also considers broader market data in setting each element of our NEOs’ compensation. In particular, the Compensation Committee reviewed WTW survey market data, adjusted to be comparable to WK Kellogg’s size (measured by revenue) and the scope and role responsibilities of WK Kellogg’s NEOs.
Each year, the Compensation Committee reviews and, as appropriate, updates, our Compensation Peer Group based on WTW’s recommendation of companies against which WK Kellogg benchmarks compensation, including both food companies and companies in other relevant industries. The Compensation Committee determined our Compensation Peer Group for 2024 by taking into account input from WTW and evaluating potential comparator companies against the following criteria:
•Engage in similar lines of business
•Companies with similar products and services
•Comparable financial characteristics that investors view similarly; and/or
•Key financial metrics such as revenue, pre-tax income, total employees, and market capitalization.
Considering these criteria, in July 2024, the Compensation Committee selected the following peer companies for our 2024 Compensation Peer Group. There was only one change, compared to the prior year, which was removing Hostess Brands due to their acquisition:

B&G Foods, Inc.	Lancaster Colony Corporation

BellRing Brands, Inc.	Post Holdings, Inc.

Central Garden & Pet Company	Reynolds Consumer Products, Inc.

Edgewell Personal Care Company	Spectrum Brands Holdings, Inc.

Energizer Holdings, Inc.	The Hain Celestial Group, Inc.

Flowers Foods, Inc.	The Simply Good Foods Company

J&J Snack Foods Corp.	TreeHouse Foods, Inc.

Lamb Weston Holdings, Inc.	Utz Brands, Inc.

Compensation
Chapter 3 – Elements of Pay and Fiscal Year 2024 Pay Decisions
NEO compensation includes a combination of fixed cash, short-term incentive paid under the AIP and long-term incentive compensation granted under the LTIP. Annual cash compensation for NEOs is comprised of base salary and the AIP.
The Compensation Committee reviews the elements of our compensation program for our NEOs on an annual basis. As part of its annual review, the Committee considers market benchmark data, peer practices, job market conditions, scope and responsibilities of our NEO roles and performance factors.
NEO Compensation Awarded in 2024
Target Annual Compensation Mix
As part of our compensation philosophy, a meaningful portion of NEO compensation requires specific performance outcomes, continued employment or both (i.e., such portion is considered "at-risk"). As part of 2024 annual target compensation, approximately 81% of our CEO's target compensation and 66% of our other NEOs' average target compensation was at-risk. A significant portion of the annual target compensation for our NEOs is also dependent on achieving predetermined Company goals that align with our Shareowners’ interests.
The following charts illustrate the 2024 annual target compensation for our NEOs:

CEO Pay Mix	All Other NEOs Average Pay Mix

■	RSU Target Value	■	PSU Target Value	■	Target Annual Cash Incentive Award	■	Target Base Salary	■	Total "At-Risk"

Compensation
Base Salary
Base salary is a fixed element of our executive compensation program intended to attract and retain our NEOs. The Compensation Committee considers a number of factors when determining NEO base salaries including experience, proficiency, individual contributions, job market conditions, performance in role, internal equity, retention objectives and the individual’s current base salary compared with base salaries paid to comparable executives within our Compensation Peer Group and/or broader market benchmark data provided by WTW. After consultation with WTW, the base salaries detailed in the table below were determined by the Compensation Committee to be appropriate. In 2024, Mr. McKinstray and Ms. Brice received base salary increases based on a combination of market benchmarking provided by WTW and internal equity.

Named Executive Officer	2023 Base Salary	2024 Base Salary	Year over Year Change
Gary Pilnick	$1,000,000	$1,000,000	—%
David McKinstray	$500,000	$550,000	10.00%
Douglas VanDeVelde	$550,000	$550,000	—%
Sherry Brice	$400,000	$455,000	13.75%
Bruce Brown	$455,000	$455,000	—%
Annual Cash Incentives
Annual cash awards granted under the AIP are designed to support our pay-for-performance culture and are based on a combination of business and individual performance ratings. The actual amount of any annual cash award under the AIP that is paid to our NEOs each fiscal year can range from 0% to 200% of the target opportunity, based on achievement of the specified criteria. The following chart summarizes our NEOs' AIP target bonuses for fiscal year 2024:

Named Executive Officer	Percent of Base Salary	2024 Target Bonus
Gary Pilnick	110%	$1,100,000
David McKinstray	80%	$440,000
Douglas VanDeVelde	65%	$357,500
Sherry Brice	65%	$295,750
Bruce Brown	65%	$295,750
AIP metrics are determined at the beginning of each fiscal year and are based on annual results. For purposes of the AIP, the Compensation Committee determined that the AIP business performance goals for fiscal year 2024 would be adjusted Net Sales, adjusted EBITDA and Free Cash Flow. Adjusted Net Sales and adjusted EBITDA are defined in Appendix A of this Proxy Statement. For the purposes of the AIP, Free Cash Flow is net cash provided by operating activities reduced by capital expenditures, excluding the impact of one-time costs and capital expenses related to our supply chain modernization initiative.
The inclusion of adjusted EBITDA and adjusted Net Sales is consistent with the AIP performance metrics in the fourth quarter 2023. In fiscal year 2024, the Compensation Committee determined to add Free Cash Flow as an additional AIP performance metric to drive accountability for annual management of costs and capital. These three performance metrics have equal weightings in the 2024 AIP calculation.
Based on actual 2024 adjusted Net Sales performance of $2.708 billion, adjusted EBITDA performance of $275 million and Free Cash Flow performance of $5 million, the resulting formulaic 2024 AIP Business Performance Factor (BPF) was 112% of target prior to any adjustment for individual performance.

Compensation
The following table summarizes the key metrics and performance associated with them:

Metric	Weighting	2024 Threshold	2024 Target	2024 Maximum	2024 Achievement	Business Performance Factor
Adjusted Net Sales	1/3	$2.63 billion	$2.74 billion	$2.84 billion	$2.708 billion	85%
Adjusted EBITDA	1/3	$228 million	$268 million	$285 million	$275 million	124%
Free Cash Flow	1/3	($82) million	($17) million	$33 million	$5 million(1)	128%
					Total	112%
(1)Free Cash Flow for fiscal 2024 was -$29 million. This included the investment in the supply chain modernization initiative, whereas this investment was not included in the 2024 AIP target. After accounting for this exclusion and the timing of one-time costs related to the separation from Kellanova and working capital investments, the Free Cash Flow for fiscal 2024 was $5 million for 2024 AIP performance payout purposes
The AIP also includes certain qualitative non-financial components, focusing on Consumer Complaints, Food Quality, People Safety and Employee Engagement, which allows only for a reduction in bonus payouts based on performance in these areas. This qualitative component is designed to demonstrate the importance of and engage management's focus on, certain key non-financial areas of the business. Based on a combination of performance and industry standards, the Compensation Committee determined not to make any downward adjustment to the 2024 AIP BPF based on such qualitative non-financial components.
In addition to the financial and non-financial components described above, each NEO is accountable for achieving annual individual performance goals set for the fiscal year. The NEOs are assessed both against their level of individual achievement of these agreed-upon goals and their alignment to our five "Beliefs & Behaviors", which are as follows: bring out the best in each other, show up as one company, create and act boldly, have a "make it better" mindset and win with purpose.
The Compensation Committee considered several factors in assessing each NEO’s individual performance for fiscal year 2024, including delivering business results, executing the separation from Kellanova as WK Kellogg became an independent company post-spin-off, and progressing our long-term strategic plan. As part of the AIP design existing prior to the spin-off and through fiscal year 2024, individual performance was recognized by applying an Individual Performance Adjustment ("IPA") to the NEO’s AIP target, which can be upward or downward, depending on the individual’s performance. After combining the BPF and this IPA, the maximum payout NEOs can receive is 200% of target. This AIP design has been modified commencing for fiscal year 2025, eliminating the IPA feature for our NEOs.
In 2024, the Compensation Committee evaluated the individual performance of the CEO and reviewed the individual performance recommendations presented for the other NEOs. The Compensation Committee determined the IPAs based on performance against individual objectives consistent with the terms of the AIP established at the beginning of fiscal year 2024.
Mr. Pilnick received an IPA of 25% under the 2024 AIP. The Compensation Committee considered several factors in assessing Mr. Pilnick's individual performance, including, but not limited to, leading WK Kellogg in the first year following the spin-off while continuing to deliver on business results, separating from Kellanova and executing the Company's key strategic focus areas. These areas included optimizing the cereal business by driving an integrated commercial plan, modernizing the Company's supply chain and fostering an energized and winning culture.
Mr. McKinstray received an IPA of 25% under the 2024 AIP. The Compensation Committee considered the individual performance of Mr. McKinstray, including, but not limited to, leading the strategic planning process, continued delivery of financial results in alignment with our publicly provided guidance and leadership on several important Company-wide priorities.
Mr. VanDeVelde and Mr. Brown each received an IPA of 10% under the 2024 AIP. The Compensation Committee considered Mr. VanDeVelde's and Mr. Brown's individual performance, including, but not limited to, driving and leading the execution of our commercial plan while establishing the new marketing model for WK Kellogg, setting up the Company's direct sales force and demonstrating broad leadership of the commercial space.
Ms. Brice received an IPA of 25% under the 2024 AIP. The Compensation Committee considered Ms. Brice's individual performance, which included broad leadership of the Company’s end-to-end supply chain, and exceptional work launching our supply chain modernization program aligned with our strategic plan.

Compensation
Based on the combination of the applicable BPF and IPA under the 2024 AIP, the 2024 AIP payout for each of the NEOs was as follows:

Named Executive Officer	Business Performance Factor (BPF) Adjustment	Individual Performance Adjustment (IPA)	% of AIP Target	2024 AIP Payout ($)
Gary Pilnick	112%	25%	137%	$1,507,000
David McKinstray	112%	25%	137%	$602,800
Douglas VanDeVelde	112%	10%	122%	$436,150
Sherry Brice	112%	25%	137%	$405,178
Bruce Brown	112%	10%	122%	$360,815
Long-Term Incentives
We maintain the LTIP, pursuant to which we can issue grants of restricted shares and units (such as RSUs), performance shares and units (such as PSUs), stock appreciation rights and stock options. These incentives are intended to promote achieving our long-term corporate financial goals and aligns the interests of management with those of our Shareowners.
2024 LTIP Awards
Long-term incentive equity awards for our NEOs are determined on a position-by-position basis using proxy and survey data for corresponding positions in our Compensation Peer Group. The allocation of these awards supports our core principles, including Pay-for-Performance and Shareowner Alignment, and supports our desire to motivate our NEOs to drive long-term value for our stakeholders.
In February 2024, our NEOs each received an equity grant under the LTIP consisting of 50% RSUs and 50% PSUs, as shown below:
The RSU’s are time-based stock units that will cliff-vest on the third anniversary of the date of the grant, subject to the NEO's continued service. The number of RSUs granted was based on the closing stock price on the date of grant.
PSUs are performance-based stock units, which will be earned and vest based on the achievement of the long-term performance metrics consisting of Organic Three-Year Net Sales Growth and Aggregate Free Cash Flow over a three-year performance period ending on December 31, 2026, with such performance determined by the Compensation Committee. These performance metrics align with our strategic plan to ensure there is a link between NEO compensation, Company performance, and Shareowner value. Organic Three-Year Net Sales Growth ties to our strategic financial guidance, and Aggregate Free Cash Flow is measured on a three-year reported basis to drive accountability for management of costs, capital and business profitability. The Compensation Committee reviewed these metrics and the three-year performance targets with input from the independent compensation consultant. The number of PSUs granted was based on the closing stock price on the date of grant. The actual payout of the PSUs can range from 0 to 200% based upon the achievement of the performance metrics noted above, which will be determined as of the end of fiscal year 2026.

Compensation
The long-term equity awards granted to our NEOs in fiscal year 2024 were as follows:

Named Executive Officer	Grant Date Fair Value of 2024 PSU Awards	Grant Date Fair Value of 2024 RSU Awards	Total Grant Date Fair Value of 2024 RSU and PSU Awards
Gary Pilnick	$1,650,008	$1,650,008	$3,300,016
David McKinstray	$450,013	$450,013	$900,026
Douglas VanDeVelde	$350,004	$350,004	$700,008
Sherry Brice	$250,009	$250,009	$500,018
Bruce Brown	$250,009	$250,009	$500,018
Equity Award Treatment in Connection with the Spin-off
Following the spin-off, our NEOs held equity awards that were originally granted by Kellanova and were converted into awards in respect of WK Kellogg stock in connection with the spin-off. All Kellanova RSUs and PSUs that were granted on or after June 21, 2022, and were outstanding immediately prior to the spin-off were converted to WK Kellogg equity awards, remaining subject to the same terms and conditions that applied prior to the spin-off, including service-based vesting which ties to each NEO’s continued employment with WK Kellogg.
The Kellanova Compensation and Talent Management Committee set the performance factor at 100% for PSUs granted in 2023 prior to converting the awards to WK Kellogg equity awards. Following this conversion, the WK Kellogg Compensation Committee determined it was appropriate to measure performance for the 2023 PSUs through the closing of the spin-off and converted such PSUs into time-based RSUs with a three-year cliff vesting requirement to maintain the retentive nature of the awards (consistent with the performance period that had previously applied at grant). This treatment best reflected performance from the beginning of the applicable performance period through the spin-off date, since financial results could not be determined post-Spin-off for the 2023 grant.
Beginning in fiscal year 2024, WK Kellogg’s equity grants for our NEOs were comprised of 50% RSUs and 50% PSUs.
Spin-off-Related Cash Retention Award
As part of a broader retention program, Kellanova and Mr. VanDeVelde entered into a retention agreement, dated August 22, 2022, that provided Mr. VanDeVelde with a cash retention award of $239,000, which was earned by Mr. VanDeVelde on April 19, 2024, the six-month anniversary of the closing of the spin-off.
Chapter 4 – Other Compensation Information
Post-Termination Compensation
We maintain a Severance Benefit Plan and a Change of Control Policy (each of which were amended on February 8, 2024), as further described in the “Potential Post-Employment Payments” section of this Proxy Statement.
Retirement Plans
Our U.S.-based NEOs are eligible to participate in the WK Kellogg-provided U.S. defined contribution plan alongside substantially all other U.S. employees, which provides for both matching and fixed Company contributions based on employee deferrals and years of service, respectively. Amounts earned under long-term incentive programs are not included when determining retirement benefits for any plan participants. In addition, we do not pay above-market interest rates on amounts deferred under either our qualified or non-qualified savings and investment plans. For more information, please refer to the “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans” section of this Proxy Statement.

Compensation
Perquisites
WK Kellogg provides limited perquisites to the NEOs, which include an executive physical program and limited reimbursement for financial and tax planning assistance. The "Summary Compensation Table" under the "Executive Compensation" section of this Proxy Statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.
Employee Stock Purchase Plan
We maintain a tax-qualified employee stock purchase plan (the "ESPP") that is made available to substantially all U.S. employees, including our NEOs, which allows participants to acquire WK Kellogg stock at a discounted price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Shareowners. The plan allows participants to buy WK Kellogg stock at a 15% discount to the market price. Under applicable tax law, a plan participant may purchase up to $25,000 in market value, as defined in the plan, of WK Kellogg stock in any calendar year.
Executive Stock Ownership Guidelines
To further drive the linkage between the interests of our NEOs and those of Shareowners, NEOs are expected to establish and maintain a significant level of direct stock ownership. Our current stock ownership guidelines (minimum requirements) are as follows:

Chief Executive Officer	6x annual base salary
Other Named Executive Officers	3x annual base salary
Our NEOs have five years from the date they first become subject to a particular level of the guidelines to meet them. For purposes of complying with our guidelines, stock considered owned includes (i) shares owned outright, including those purchased in the open market, (ii) shares acquired through the ESPP, (iii) shares underlying unvested restricted stock awards and (iv) shares acquired upon the vesting of other stock awards (including PSU awards).
WK Kellogg has a practice such that there is a holding period which requires that all of our NEOs hold all shares received (net of tax) from stock awards (including PSU awards) until their respective ownership guideline is met. Our NEOs are all on track to meet or exceed their ownership guideline within the required period. The Compensation Committee reviews compliance with the guidelines on an annual basis.
Insider Trading Policy
WK Kellogg has adopted an insider trading policy that restricts transactions in our securities by our Directors, officers, employees and certain other covered persons while in the possession of material non-public information. In addition, these persons are prohibited from engaging in “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or transactions in “put” and “call” options (publicly traded rights to sell or buy securities within a certain period of time at a specified price or the like) or other derivative securities and hedging transactions, such as zero-cost collars and forward sale contracts. Further, the policy prohibits covered persons, including our NEOs and other officers, from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan, absent specific authorization (which will only be granted upon a showing of such person’s financial ability to meet a margin call without selling securities). Our insider trading policy is designed to ensure compliance with insider trading laws, SEC rules and regulations and the New York Stock Exchange Listing Rules. A copy of our insider trading policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the past fiscal year.
Clawback Policies
We maintain a clawback policy that complies with the New York Stock Exchange's clawback rules promulgated under Section 10D of the Exchange Act (the "Clawback Policy"). In the event WK Kellogg is required to prepare an accounting restatement of its financial statements due to WK Kellogg’s material noncompliance with any such financial reporting measure requirements, the Clawback Policy requires that covered executives must reimburse WK Kellogg or forfeit any excess “incentive-based compensation” (as defined under Section 10D) received by such covered executive during the three completed fiscal years immediately preceding the date on which WK Kellogg is required to prepare the restatement. In addition, the RSUs and PSUs granted under the LTIP are subject to forfeiture and discretionary recoupment in the event the holder engages in “detrimental conduct” (as defined in the applicable

Compensation
award agreement). In the event the holder breaches a restrictive covenant obligation under the applicable award agreement, the RSUs and PSUs will be forfeited, and the holder will be required to reimburse WK Kellogg for proceeds received pursuant to the applicable award.
Mitigating Risk
The compensation program is designed so that it does not encourage taking unreasonable risks relating to our business. WK Kellogg’s compensation programs mitigate risk by balancing short-term and long-term incentives which use various financial metrics to encourage the business to grow in a balanced, sustainable manner. In addition, the use of clawback provisions further drives risk mitigation by creating appropriate remedies under certain circumstances.
On an annual basis, the Board and the Compensation Committee reviews our compensation program to identify any design features that could reasonably be considered to encourage excessive risk taking and WK Kellogg’s approach to those features. As a result of our annual review, and together with input from the independent compensation consultant, the Board and the Compensation Committee determined that any risks arising from WK Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on WK Kellogg.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on WK Kellogg’s deductions for compensation paid to specified officers, including our NEOs.
While we consider tax deductibility as a factor in making compensation decisions, the Compensation Committee retains the flexibility to provide compensation that is consistent with the objectives of our executive compensation program, even if such compensation is not tax deductible. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the objectives of WK Kellogg and our executive compensation program.
The Compensation Committee also reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and WK Kellogg realizes a tax deduction upon the approval of the payout or payment to the executive, subject to Section 162(m) limitations.
Option Awards
In response to Item 402(x)(1) of Regulation S-K, the Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the Board will evaluate the appropriate steps to take in relation to the foregoing.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the CD&A required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.
MEMBERS OF THE COMPENSATION COMMITTEE
•R. David Banyard, Chair
•Wendy Arlin
•G. Zachary Gund
•Ramón Murguía
•Mindy Sherwood

Compensation
Executive Compensation
Summary Compensation Table
The table below sets forth certain information with respect to compensation earned by, awarded to or paid to our NEOs for fiscal years 2024, 2023 and 2022.

Name and Principal Position	Year (1)	Salary ($)(2)	Bonus ($) (3)	Stock Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($) (6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Gary Pilnick Chairman, President and Chief Executive Officer	2024	1,000,000	—	3,322,668	1,507,000	—	246,307	6,075,975
	2023	844,750	—	6,456,792	1,526,611	—	192,167	9,020,320
	2022	793,000	—	1,900,173	1,167,693	—	161,775	4,022,641
David McKinstray Chief Financial Officer	2024	538,462	—	905,350	602,800	—	76,270	2,122,882
	2023	404,018	94,200	1,289,585	431,575	—	53,834	2,273,212
	2022	360,385	—	641,862	311,320	—	40,753	1,354,320
Douglas VanDeVelde Chief Growth Officer	2024	550,000	239,000	704,897	436,150	—	111,445	2,041,492
	2023	503,789	—	1,258,874	555,800	—	100,205	2,418,668
	2022	474,769	—	663,197	507,636	—	81,624	1,727,226
Sherry Brice Chief Supply Chain Officer	2024	442,308	—	502,557	405,178	—	75,545	1,425,588
	2023	352,346	85,300	1,031,081	308,265	—	47,507	1,824,499
	2022	323,842	—	220,343	237,886	—	42,610	824,681
Bruce Brown Chief Customer Officer	2024	455,000	—	503,006	360,815	—	96,914	1,415,735
	2023	419,981	103,000	1,059,972	358,696	—	80,036	2,021,685
	2022	396,097	—	258,995	350,000	—	59,892	1,064,984
(1)It is important to note that the information required by the Summary Compensation Table does not necessarily reflect the target or actual compensation for our NEOs in 2023 and 2022. The compensation reported for 2022 and prior to the spin-off from Kellanova in 2023 was paid or granted by Kellanova, in connection with the NEO's service as an executive or employee at Kellanova.
(2)WK Kellogg Co's fiscal year normally ends on the Saturday closest to December 31 and as a result, a 53rd week is added approximately every sixth year. WK Kellogg Co's 2024 fiscal year contained 52 weeks.
(3)The amount listed in this column for 2024 for Mr. VanDeVelde reflects a cash retention bonus of $239,000 that was paid to Mr. VanDeVelde on April 19, 2024, pursuant to a retention agreement entered into by and between Kellanova and Mr. VanDeVelde. The amounts listed in this column for 2023 represent recognition awards paid to certain of our NEOs in recognition for the significant contributions related to the spin-off of WK Kellogg.

Compensation
(4)The amounts listed in this column reflect the aggregate grant date fair value of the stock awards granted to our NEOs in the applicable fiscal year, as well as the incremental fair value of the converted awards computed as of the modification date of the conversion of Kellanova equity awards into awards in respect of WK Kellogg stock in connection with the spin-off, in each case as computed in accordance with FASB ASC Topic 718. Refer to Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 for a discussion of the relevant assumptions used in calculating the fair value. The table below presents separately the grant date fair value for the PSU and RSU awards granted to our NEOs in fiscal years 2022, 2023, 2024, as well as the applicable modification charges, which are expensed each year until the equity grant vests:

Name	Year	PSU ($) (a)	RSU ($)	Modification Charge	Total ($)
Gary Pilnick	2024	1,650,008	1,650,008	22,652	3,322,668
	2023	1,567,953	4,483,203	405,636	6,456,792
	2022	1,425,130	475,043	—	1,900,173
David McKinstray	2024	450,013	450,013	5,324	905,350
	2023	194,199	1,025,059	70,327	1,289,585
	2022	194,246	447,616	—	641,862
Douglas VanDeVelde	2024	350,004	350,004	4,889	704,897
	2023	317,967	856,069	84,838	1,258,874
	2022	317,797	345,400	—	663,197
Sherry Brice	2024	250,009	250,009	2,539	502,557
	2023	165,480	805,126	60,475	1,031,081
	2022	165,175	55,168	—	220,343
Bruce Brown	2024	250,009	250,009	2,988	503,006
	2023	194,199	815,041	50,732	1,059,972
	2022	194,246	64,749	—	258,995
a.The actual PSU payout can range from 0% to 200% of the target number of PSUs granted. If the highest level of performance conditions are achieved, then the grant date fair value of the PSU awards for each NEO would be as follows: (i) Mr. Pilnick, $3,300,016 for 2024, $3,135,906 for 2023, and $2,850,260 for 2022, respectively; (ii) Mr. McKinstray, $900,026 for 2024, $388,398 for 2023, and $388,492 for 2022, respectively; (iii) Mr. VanDeVelde, $700,008 for 2024, $635,934 for 2023, and $635,594 for 2022, respectively; (iv) Ms. Brice, $500,018 for 2024, $330,960 for 2023, and $330,350 for 2022, respectively; and (v) Mr. Brown, $500,018 for 2024, $388,398 for 2023, and $388,492 for 2022, respectively. The performance factors for the 2022 and 2023 PSU grants were finalized in connection with the spin-off. For more information, see Chapter 3 in the “Compensation Discussion and Analysis".
(5)The amounts listed in this column in respect of the 2023 stock awards granted to our NEOs also include one-time RSU retention awards granted to our NEOs in connection with the spin-off, each of which cliff-vest in 2026. The grant date fair value of these one-time RSU retention awards were as follows: (i) Mr. Pilnick $3,960,096; (ii) Mr. McKinstray $960,098; (iii) Mr. VanDeVelde $750,080, (iv) Ms. Brice $750,080 and (v) Mr. Brown $750,080. These grants are separate from, and not considered a part of, the NEOs' ongoing long-term incentive grants. These grants further aligned each NEO’s interests with those of our Shareowners by increasing the NEO’s personal financial stake in the success of WK Kellogg, supporting retention of key talent over our three-year strategic horizon, and recognizing the NEOs for successfully establishing WK Kellogg as an independent company.
(6)Amounts in this column represent annual performance-based cash bonuses earned by our NEOs under the AIP in the applicable fiscal year and paid in the subsequent fiscal year. See the “Compensation Discussion and Analysis – Annual Cash Incentives” section above and the “Grants of Plan-Based Awards” table below for further details on these bonuses.
(7)There are no amounts to report in this column, since no amounts are reportable that met the preferential earnings above 120% of the applicable federal long-term rate with respect to account balances under the Restoration Plan.

Compensation
(8)The table below presents an itemized account of “All Other Compensation” provided to our NEOs in fiscal year 2024. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and are set forth below. In addition to the following compensation, the NEOs also participated in health and welfare benefit programs, including vacation and medical, dental, prescription drug and disability coverage which are not included in the table below as these programs are provided to all U.S. salaried employees.

Name	Company Contributions to S&I and Restoration Plans (a)($)	Company Paid Death Benefit (b)($)	Financial Planning Assistance (c)($)	Physical Exams (d)($)	Total ($)
Gary Pilnick	170,372	56,346	10,000	9,589	246,307
David McKinstray	65,724	1,115	3,781	5,650	76,270
Douglas VanDeVelde	82,732	12,250	10,000	6,463	111,445
Sherry Brice	58,862	923	10,000	5,760	75,545
Bruce Brown	64,398	14,617	10,000	7,899	96,914
(a)For information about our S&I Plan and Restoration Plan, refer to the “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans — U.S. Defined Contribution Plans” section of this Proxy Statement.
(b)Annual cost for WK Kellogg-paid life insurance, WK Kellogg-paid accidental death and dismemberment, and Executive Survivor Income Plan (WK Kellogg-funded death benefit).
(c)Reflects reimbursement for financial and tax planning assistance.
(d)Actual cost of an annual physical health exam.

Compensation
Grants of Plan-Based Awards Table
During fiscal year 2024, our NEOs received the following plan-based awards:
•2024 AIP grants (annual cash performance-based awards) earned in fiscal year 2024 and paid in March 2025;
•2024-2026 PSU grants under the LTIP (multi-year stock performance-based awards); and
•RSU grants under the LTIP (multi-year stock time-based awards).
The following table sets forth certain information with respect to grants of plan-based awards made to our NEOs in fiscal year 2024. For a detailed discussion of each of these awards and their material terms, refer to the sections titled “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis."

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary Pilnick
2024 AIP	—	—	1,100,000	2,200,000	—	—	—	—	—
2024-2026 PSU (2)	2/15/2024	—	—	—	—	109,781	219,562	—	1,650,008(3)
2024 RSU (4)	2/15/2024	—	—	—	—	—	—	109,781	1,650,008(5)
2022-2024 Modification Charge(6)									14,619
2023-2025 Modification Charge(6)									8,033
David McKinstray
2024 AIP	—	—	440,000	880,000	—	—	—	—	—
2024-2026 PSU (2)	2/15/2024	—	—	—	—	29,941	59,882	—	450,013(3)
2024 RSU (4)	2/15/2024	—	—	—	—	—	—	29,941	450,013(5)
2022-2024 Modification Charge(6)									4,325
2023-2025 Modification Charge(6)									999
Douglas VanDeVelde
2024 AIP	—	—	357,500	715,000	—	—	—	—	—
2024-2026 PSU (2)	2/15/2024	—	—	—	—	23,287	46,574	—	350,004(3)
2024 RSU (4)	2/15/2024	—	—	—	—	—	—	23,287	350,004(5)
2022-2024 Modification Charge(6)									3,258
2023-2025 Modification Charge(6)									1,631
Sherry Brice
2024 AIP	—	—	295,750	591,500	—	—	—	—	—
2024-2026 PSU (2)	2/15/2024	—	—	—	—	16,634	33,268	—	250,009(3)
2024 RSU (4)	2/15/2024	—	—	—	—	—	—	16,634	250,009(5)
2022-2024 Modification Charge(6)									1,695
2023-2025 Modification Charge(6)									844
Bruce Brown
2024 AIP	—	—	295,750	591,500	—	—	—	—	—
2024-2026 PSU (2)	2/15/2024	—	—	—	—	16,634	33,268	—	250,009(3)
2024 RSU (4)	2/15/2024	—	—	—	—	—	—	16,634	250,009(5)
2022-2024 Modification Charge(6)									1,990
2023-2025 Modification Charge(6)									998
(1)Represents estimated possible payouts as of the grant date for annual performance-based cash awards granted to each of our NEOs in fiscal year 2024 under the 2024 AIP. The actual payout amount under the AIP can range from 0% to 200% of target. These awards were earned in fiscal year 2024 and paid in March 2025. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above for the actual payout amounts related to the 2024 AIP. For more information, see Chapter 3 in the “Compensation Discussion and Analysis — Annual Cash Incentives” section of this Proxy Statement.

Compensation
(2)Represents PSUs granted to our NEOs in fiscal year 2024, which have a three-year performance period and are subject to performance-vesting based upon the achievement of specified performance metrics, subject to the NEO’s continued employment. For more information, see Chapter 3 in the "Compensation Discussion and Analysis - "Long Term Incentives" section of this Proxy Statement.
(3)Represents the grant date fair value of the PSU awards granted to the NEO in fiscal year 2024, as computed in accordance with FASB ASC Topic 718. Refer to Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024. This grant date fair value assumes that each participant earns the target PSU award (i.e., 100% of the PSU target).
(4)Represents RSUs granted to our NEOs in fiscal year 2024, which vest on the third anniversary of the grant date (i.e., February 15, 2027), subject to the NEO’s continued employment. For more information, see Chapter 3 in the "Compensation Discussion and Analysis" section of this Proxy Statement.
(5)Represents the grant date fair value of the RSU awards granted to the NEO in fiscal year 2024, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is based on the closing price of WK Kellogg Co common stock or our common stock, as applicable, on the date of grant.
(6)Represents the applicable modification charges, as further described in footnote 4 to the Summary Compensation Table above.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
We do not have employment agreements with any of our NEOs. The base salaries and target annual cash bonus opportunities provided to each of our NEOs are described above under the section titled "Elements of Pay and Fiscal Year 2024 Pay Decisions” in Chapter 3 of the "Compensation Discussion and Analysis" section of this Proxy Statement.
Each of our NEOs participate in the WK Kellogg Co Executive Severance Benefit Plan (the “Severance Benefit Plan”) and the WK Kellogg Co Change of Control Severance Policy for Key Executives (the “Change of Control Policy”), each of which provide certain payments and benefits upon certain qualifying terminations, as described below under “Potential Post-Employment Payments.” In addition, awards granted under the LTIP provide for certain beneficial treatment upon certain terminations, as described below under “Potential Post-Employment Payments.”
Incentive-based compensation awarded to our NEOs is subject to our Clawback Policy. In addition, the RSUs and PSUs granted to our NEOs under the LTIP are subject to forfeiture and discretionary recoupment in the event the holder engages in “detrimental conduct” (as defined in the applicable award agreement). Further, in the event the holder breaches a restrictive covenant obligation under the applicable award agreement, the applicable award will be forfeited, and the holder will be required to reimburse WK Kellogg for proceeds received pursuant to such award.

Compensation
Outstanding Equity Awards at 2024 Fiscal Year-End
The following equity awards granted to our NEOs were outstanding as of the end of fiscal year 2024 (i.e., December 28, 2024). There are no outstanding option awards as of such date.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gary Pilnick	2/15/2024	113,671(4)	$2,032,437	113,671	$2,032,437
	11/13/2023	389,991(4)	$6,973,039	—	—
	2/17/2023	146,630(4)	$2,621,744	—	—
David McKinstray	2/15/2024	31,002(5)	$554,316	31,002	$554,316
	11/13/2023	94,551(5)	$1,690,572	—	—
	2/17/2023	18,173(5)	$324,933	—	—
Douglas VanDeVelde	2/15/2024	24,112(6)	$431,123	24,112	$431,123
	11/13/2023	73,868(6)	$1,320,760	—	—
	2/17/2023	29,730(6)	$531,572	—	—
Sherry Brice	2/15/2024	17,223(7)	$307,947	17,223	$307,947
	11/13/2023	73,868(7)	$1,320,760	—	—
	2/17/2023	15,464(7)	$276,496	—	—
Bruce Brown	2/15/2024	17,223(8)	$307,947	17,223	$307,947
	11/13/2023	73,868(8)	$1,320,760	—	—
	2/17/2023	18,173(8)	$324,933	—	—
(1)The amounts in this column represent the number of shares underlying the applicable RSU award that have not yet vested as of December 28, 2024.
(2)The values in these columns were calculated based upon the closing price of our common stock on December 27, 2024 (the last trading day of fiscal year 2024).
(3)The amounts in this column represent the PSU awards granted to our NEOs on February 15, 2024, which have a three-year performance period ending on December 31, 2026 and will vest based upon achievement of the specified performance criteria, subject to the NEO’s continued employment. The PSUs can payout between 0% to 200% based upon achievement of such performance criteria. Dividend equivalent units accumulate throughout the vesting period and are distributed with the same performance factor applied at the time of vesting. The amounts shown in this column reflect target achievement (i.e., 100%).
(4)Mr. Pilnick's RSUs will vest on February 17, 2026 (146,630 units), November 13, 2026 (389,991 units), and February 15, 2027 (113,671 units), subject to continued employment through each such date. Awards outstanding include accrued dividend equivalent units.
(5)Mr. McKinstray's RSUs will vest on February 17, 2026 (18,173 units), November 13, 2026 (94,551 units), and February 15, 2027 (31,002 units), subject to continued employment through each such date. Awards outstanding include accrued dividend equivalent units.
(6)Mr. VanDeVelde's RSUs will vest on February 17, 2026 (29,730 units), November 13, 2026 (73,868 units), and February 15, 2027 (24,112 units), subject to continued employment through each such date. Awards outstanding include accrued dividend equivalents.
(7)Ms. Brice's RSUs will vest on February 17, 2026 (15,464 units), November 13, 2026 (73,868 units), and February 15, 2027 (17,223 units), subject to continued employment through each such date. Awards outstanding includes accrued dividend equivalents.
(8)Mr. Brown's RSUs will vest on February 17, 2026 (18,173 units), November 13, 2026 (73,868 units), and February 15, 2027 (17,223 units), subject to continued employment through each such date. Awards outstanding includes accrued dividend equivalents.
2024 Option Exercises and Stock Vested Table
None of our NEOs’ WK Kellogg stock awards vested during fiscal year 2024. Further, none of our NEOs hold any outstanding option awards. Accordingly, we are not providing the “Option Exercises and Stock Vested in the 2024 Fiscal Year” table.

Compensation
Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans
Our NEOs participate in the same qualified and non-qualified defined contribution savings and investment plans as our eligible U.S. salaried employees.
Our U.S. savings and investment program includes a non-qualified restoration plan for our U.S. executives, which allows us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to this plan as the “Restoration Plan” because it restores benefits that would otherwise be available under the plan. This plan uses the same benefit formulas as our broad-based IRS qualified plans, and use the same type of compensation to determine benefit amounts.
Amounts earned under long-term incentive programs, such as awards of PSUs and RSUs, are not included when determining retirement benefits for any employee, including executives. We do not pay above-market interest rates on amounts deferred under our savings and investment plans.
The amount of an employee’s compensation is an integral component of determining the benefits provided under savings plan formulas.
U.S. Defined Contribution Plans
We offer both qualified and non-qualified defined contribution plans for our U.S. employees to elect voluntary deferrals of salary and annual incentive awards. Our principal defined contribution plans are composed of (1) the WK Kellogg Co Savings & Investment Plan (“WK Kellogg S&I Plan”), which is a qualified plan available to substantially all U.S. salaried employees and (2) the WK Kellogg Co Supplemental Savings & Investment Plan (“Restoration Plan”), which is a non-qualified plan as described below. Each of our NEOs participate in both of these plans.
WK Kellogg S&I Plan
Under this plan, U.S. employees can defer up to 50% of base salary plus annual incentives (provided that, for eligible employees any amount of employee deferrals or matching contributions in excess of IRS limits will be made under the Restoration Plan). Distributions are generally made after termination (directly to employee or rolled over to another account) or when an employee reaches age 59 and a half. In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals. Under the WK Kellogg S&I Plan, we match 100% of employee deferral contributions up to 3% of eligible compensation (i.e., base salary plus annual incentive), and 50% of employee deferral contributions between 3% and 5% of eligible compensation. No WK Kellogg matching contributions are provided above 5% of eligible compensation deferred by an employee. Additionally, the Company provides a fixed Retirement Contribution to the WK Kellogg S&I Plan. The Retirement Contribution is a fixed 3%, 5% or 7% of base salary, for employees with up to 10 years of service, between 10 and 20 years of service or greater than 20 years of service, respectively. For employees who have less than 3 years of service, the Retirement Contribution vests upon the third anniversary of employment.
Non-Qualified Deferred Contribution Plans
Restoration Plan
WK Kellogg offers the Restoration Plan, which is a non-qualified, unfunded plan we offer to eligible employees who are impacted by the statutory limits of the Internal Revenue Code on contributions under our qualified plans. The Restoration Plan allows us to provide the same matching contribution and fixed Retirement Contribution, as a percentage of eligible compensation, to impacted employees as other employees who participate in the WK Kellogg S&I Plan. As an unfunded plan, no money is actually invested in the Restoration Plan; contributions and earnings/losses are tracked in a book-entry account and all account balances are general WK Kellogg obligations.
Under the Restoration Plan, eligible employees can defer up to 50% of base salary plus annual incentives. Payouts are generally made after retirement (when an employee reaches age 59 and a half) or termination of employment with WK Kellogg, either as annual installments or as a lump sum, based on the distribution option elected under the plan. Participants in the Restoration Plan may not make withdrawals during their employment.

Compensation
The following table provides information with respect to the Restoration Plan, as applicable to the participating NEOs. This table excludes information with respect to the WK Kellogg S&I Plan, which is a qualified plan available to U.S. salaried WK Kellogg Co employees as described above.
Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Gary Pilnick	109,831	134,764	5,567	—	312,405
David McKinstray	73,890	35,274	5,339	—	142,472
Douglas VanDeVelde	43,232	45,974	7,938	—	132,967
Sherry Brice	23,277	20,477	688	—	55,592
Bruce Brown	48,370	27,048	6,465	—	116,074
(1)Amounts in this column are included in the “Salary” column in the Summary Compensation Table (not incremental).
(2)Represents at-market/non-preferential earnings on the accumulated balance in 2024.
(3)Aggregate balance as of December 28, 2024, is the total market value of the deferred compensation account, including executive contributions and WK Kellogg Co contributions.

Compensation
Potential Post-Employment Payments
Generally, our NEOs are eligible to receive benefits if their employment is terminated (1) by WK Kellogg without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change of control. The amount of benefits will vary based on the reason for the termination.
Severance Benefits
Our NEOs are covered by arrangements that specify payments in the event the NEO’s employment is terminated. These severance benefits are intended to be competitive with our Compensation Peer Group and general industry practices. The Company's Severance Benefit Plan and Change of Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners, particularly during uncertain times.
The Severance Benefit Plan provides certain severance benefits to eligible employees who are terminated by WK Kellogg under specified circumstances. WK Kellogg benefits from this program in a variety of ways, including that WK Kellogg has the right to receive a general release, non-compete, non-solicitation and non-disparagement agreement from separated employees in exchange for the benefits provided under the program.
The Change of Control Policy provides certain benefits to the NEOs in connection with a change of control if such NEO is subsequently terminated without cause or such NEO terminates employment for good reason. The Change of Control Policy is intended to protect Shareowner interests by enhancing employee focus during rumored or actual change of control activity by providing incentives to executives to remain with WK Kellogg despite uncertainties while a transaction is under consideration or pending.
The award agreements granted pursuant to the LTIP provide for certain treatment upon qualifying terminations or in connection with a change in control, as described below under "Involuntary Termination - No Change of Control," "Retirement, Disability and Death," and "Potential Change of Control Payments."
Involuntary Termination - No Change of Control
Under the Severance Benefit Plan, as in effect on December 28, 2024, if the employment of an executive (including an NEO) is terminated without cause, they will generally be entitled to receive benefits under the Severance Benefit Plan. Benefits under the Severance Benefit Plan are not available if an executive is terminated for cause. “Cause” generally is defined as (a) the employee’s willful engagement in conduct relating to the employee’s employment with the Company for which either criminal or civil penalties may be sought; (b) the employee’s deliberate disregard of any Company policy, including the Company’s insider trading policy, or the Code of Ethics; (c) the employee’s acceptance of employment with or service as a consultant or advisor to an entity or person that is in competition with or acting against the interests of the Company; (d) the employee’s disclosure or misuse of confidential information or material concerning the Company; (e) the employee’s willful engagement in gross misconduct pursuant to which the Company has suffered a loss; or (f) the employee’s willful and continued refusal to substantially perform the employee’s then current duties at the Company in any material respect. Benefits under the Severance Plan are also not available if the executive is terminated for a reason that the WK Kellogg ERISA Administrative Committee determines rises to the level of cause or for any other reason determined in the sole discretion of the WK Kellogg ERISA Administrative Committee. The Severance Benefit Plan is designed to apply in situations where WK Kellogg terminates employment for reasons such as (1) a reduction in the work force; (2) the relocation of a Company facility or component within a Company facility; (3) the closing or sale of a Company facility; (4) lack of work; (5) elimination of the employee's position; or (6) any other reason approved in the sole discretion of the WK Kellogg ERISA Administrative Committee.
Under the Severance Benefit Plan, upon a termination of an NEO’s employment by the Company without cause:
•The CEO will receive cash compensation equal to two times the CEO’s annual base salary plus target annual bonus, paid in installments over a two-year severance period (provided that the actual benefit of the CEO, including, but not limited to, the amount of severance pay, and the terms and conditions for receipt of the benefit is subject to the review and approval of the Compensation Committee).

Compensation
•The other NEOs will receive cash compensation equal to one and a half times such NEO’s annual base salary plus target annual bonus, paid in installments over an eighteen-month severance period (provided that the actual benefit of the NEO, including, but not limited to, the amount of severance pay, and the terms and conditions for receipt of the benefit is subject to the review and approval of the Compensation Committee).
•The applicable NEO will receive reimbursement of premiums for any elected healthcare continuation coverage under COBRA for the duration of the applicable severance period.
•Any equity awards granted to the applicable NEO prior to such termination of employment will continue to vest during the applicable severance period; provided, however, that any PSUs will be forfeited upon termination of employment (unless such PSUs are eligible for retirement vesting treatment pursuant to the terms and conditions of the applicable PSU award agreement).
•The applicable NEO will receive outplacement assistance for 12 months following termination.
•In addition, financial and tax planning benefits for which the executive was eligible prior to termination will continue until the end of the calendar year in which termination occurs, and the executive will be eligible for reimbursement of eligible courses started prior to termination under the WK Kellogg tuition reimbursement program.
Severance-related benefits are provided only if the executive executes a separation agreement prepared by WK Kellogg, which includes a general release, non-compete and non-solicitation, non-disparagement and/or confidentiality provisions.
Retirement, Disability and Death
Retirement. In the event of an NEO’s voluntary resignation at a time when the NEO is retirement eligible, an NEO is eligible to receive the benefits payable under our retirement plans. In addition, we have the discretion to pay an executive the actual annual incentive award for the current year, prorated as of the date of retirement. “Retirement” generally is defined as meeting the Company’s age and/or service requirements for retirement eligibility.
For the annual equity awards granted to our NEOs in fiscal year 2023, upon retirement the NEO is eligible to receive prorated accelerated vesting of the RSUs (with any unvested RSUs forfeited upon retirement). For the annual equity awards granted to our NEOs in fiscal year 2024, any outstanding RSUs and PSUs will remain eligible to vest in accordance with the applicable vesting schedule, but only to the extent that such retirement does not occur within the first year following the applicable grant date.
As of December 28, 2024, Messrs. Pilnick, VanDeVelde and Brown were each retirement eligible.
Death or Disability. In the event of an NEO’s termination due to disability, the NEO will receive disability benefits starting six months following the onset of such disability with no reductions or penalty for early retirement. “Disability” generally is defined as inability to perform all the material duties of regular occupation because of injury or sickness.
In the event of an NEO’s death, the NEO's beneficiary would receive payouts under WK Kellogg-funded life insurance policies and our Executive Survivor Income Plan (for NEOs eligible to participate in the plan prior to January 1, 2011).
For the annual equity awards granted to our NEOs in fiscal year 2023, upon a termination due to death or disability, the NEO is eligible to receive immediate prorated accelerated vesting of the RSUs. For the annual equity awards granted to our NEOs in fiscal year 2024, upon a termination due to death or disability, the NEO is eligible to receive immediate full vesting of the RSUs and PSUs.
Potential Change of Control Payments
We have arrangements with each of our NEOs that provide for benefits that may be payable if a “change of control” occurs.
Under the Change of Control Policy and the LTIP, the severance and other benefits payable to NEOs are generally subject to a “double trigger.” The first trigger under both the Change in Control Policy and the LTIP is the occurrence of a change of control (as defined below).

Compensation
The second trigger under our Change of Control Policy occurs if the NEO's employment is terminated without cause or for good reason, in each case within two years following the change of control.
The second trigger under our LTIP awards and the applicable award agreements occurs if (1) awards are not assumed or replaced by a substitute award, in which case the RSUs and PSUs vest in full, with the applicable performance goals for the PSUs deemed achieved at the greater of (A) the applicable target level and (B) the level of achievement of the performance goals for the award as determined by the Compensation Committee no later than the date of the change in control, taking into account performance through the latest date preceding the change in control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period), or (2) the NEO's employment is terminated without cause or for good reason, within two years following the change of control, in which case, the RSUs vest in full, and the PSUs will be fully earned and payable at target.
For these purposes, “cause,” “good reason,” and “substitute awards” are defined in our LTIP and Change of Control Policy, as applicable.
A “change of control” generally is defined in the arrangements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of our assets and Shareowner approval of a complete liquidation or dissolution. The “change of control” definition also includes an acquisition by a party of 20% or 30% of our common stock, depending on the post-acquisition ownership of the Kellogg Foundation and Gund family trusts (the “Trusts”). The applicable percentage is 20% or more if the Trusts do not collectively own more than 35% of our common stock. The applicable percentage is 30% or more if the Trusts collectively own more than 35% of our common stock.
The NEO’s potential change-in-control related severance payments consist of the following:

Payments Triggered Upon a Change of Control Without a Qualifying Termination. PSUs and RSUs will retain their original vesting schedules and will not automatically vest upon a change of control (and only vest if there is no assumption, continuation or substitution of the outstanding awards with substitute awards that are, in the judgment of the Compensation Committee, of equivalent value).
Payments Triggered Upon a Change of Control With a Qualifying Termination. Under the Change of Control Policy, upon an NEO's termination without cause or for good reason within two years following a change in control, such NEO will receive (1) a cash severance payment equal to two times the sum of such NEO's annual base salary and target annual bonus (or three times for the CEO); and (2) such NEO's target annual bonus for the current year, prorated as of the date of termination, payable as a lump sum within 90 days after termination. Also, in connection with such termination, the NEO will receive any compensation previously deferred by such NEO (in accordance with the terms and conditions of the applicable deferral plan or program) and any accrued vacation pay, to the extent not already paid (in accordance with the Company’s applicable policies).
Further, additional retirement benefits under the Change of Control Policy would be equal to the actuarial equivalent of the benefit the applicable NEO would have received for two years of additional participation under our retirement plans (or three years for the CEO). WK Kellogg will also provide a defined contribution plan match for the length of the applicable severance period. The NEO will continue to participate in health and welfare benefit plans for a two-year period following termination (or three years for the CEO), and will also receive outplacement assistance.
The following table reflects calculations, as of December 28, 2024, of the estimated benefits our NEOs would receive in these situations. Amounts shown in the following table are calculated by assuming that the relevant employment termination event and/or change of control occurred on December 28, 2024. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an NEO would receive if an eligible termination event were to occur.

Compensation
Potential Post Employment Table

Name and Benefits	Qualifying Termination - No Change of Control ($)	Change of Control W/ Qualifying Termination ($)	Retirement(1) ($)	Death ($)	Disability ($)
Gary Pilnick
Cash Severance (2)	4,200,000	6,300,000	—	—	—
280G Reduction (3)	—	—	—	—	—
2024 Annual Incentive Earned (4)	1,507,000	1,507,000	1,507,000	1,507,000	1,507,000
PSUs(5)	2,032,432	2,032,432	2,032,432	2,032,432	2,032,432
RSUs(6)	10,100,109	11,627,219	1,625,152	6,270,088	6,270,088
Outplacement(7)	11,138	11,138	—	—	—
Health and Welfare Benefits (8)	48,621	72,932	—	—	—
Other Benefits and Perquisites (9)	—	229,182	—	—	—
Life Insurance and Executive Survivor Income Plan Benefits (10)	—	—	—	8,330,000	—
Retirement Benefit Continuation(11)	—	341,550	—	—	—
Total	17,899,300	22,121,453	5,164,584	18,139,520	9,809,520
David McKinstray
Cash Severance (2)	1,485,000	1,980,000	—	—	—
280G Reduction (3)	—	—	—	—	—
2024 Annual Incentive Earned (4)	602,800	602,800	—	602,800	602,800
PSUs(5)	—	554,313	—	554,313	554,313
RSUs(6)	2,127,474	2,569,806	—	1,389,111	1,389,111
Outplacement(7)	11,138	11,138	—	—	—
Health and Welfare Benefits (8)	33,101	44,135	—	—	—
Other Benefits and Perquisites (9)	—	21,094	—	—	—
Life Insurance and Executive Survivor Income Plan Benefits (10)	—	—	—	550,000	—
Retirement Benefit Continuation(11)	—	124,200	—	—	—
Total	4,259,513	5,907,486	—	3,096,224	2,546,224
Douglas VanDeVelde
Cash Severance (2)	1,361,250	1,815,000	—	—	—
280G Reduction (3)	—	—	—	—	—
2024 Annual Incentive Earned (4)	436,150	436,150	436,150	436,150	436,150
PSUs(5)	431,124	431,124	431,124	431,124	431,124
RSUs(6)	1,949,223	2,283,449	329,503	1,255,461	1,255,461
Outplacement(7)	11,138	11,138	—	—	—
Health and Welfare Benefits (8)	36,466	48,621	—	—	—
Other Benefits and Perquisites (9)	—	57,427	—	—	—
Life Insurance and Executive Survivor Income Plan Benefits (10)	—	—	—	2,762,000	—
Retirement Benefit Continuation(11)	—	124,200	—	—	—
Total	4,225,351	5,207,109	1,196,777	4,884,735	2,122,735

Compensation

Name and Benefits	Qualifying Termination - No Change of Control ($)	Change of Control W/ Qualifying Termination ($)	Retirement(1) ($)	Death ($)	Disability ($)
Sherry Brice
Cash Severance (2)	1,126,125	1,501,500	—	—	—
280G Reduction (3)	—	—	—	—	—
2024 Annual Incentive Earned (4)	405,178	405,178	—	405,178	405,178
PSUs(5)	—	307,954	—	307,954	307,954
RSUs(6)	1,685,503	1,905,204	—	974,176	974,176
Outplacement(7)	11,138	11,138	—	—	—
Health and Welfare Benefits (8)	12,460	16,614	—	—	—
Other Benefits and Perquisites (9)	—	37,641	—	—	—
Life Insurance and Executive Survivor Income Plan Benefits (10)	—	—	—	455,000	—
Retirement Benefit Continuation(11)	—	124,200	—	—	—
Total	3,240,404	4,309,429	—	2,142,308	1,687,308
Bruce Brown
Cash Severance (2)	1,126,125	1,501,500	—	—	—
280G Reduction (3)	—	—	—	—	—
2024 Annual Incentive Earned (4)	360,815	360,815	360,815	360,815	360,815
PSUs(5)	307,954	307,954	307,954	307,954	307,954
RSUs(6)	1,735,583	1,953,642	201,415	1,004,202	1,004,202
Outplacement(7)	11,138	11,138	—	—	—
Health and Welfare Benefits (8)	22,962	30,615	—	—	—
Other Benefits and Perquisites (9)	—	60,751	—	—	—
Life Insurance and Executive Survivor Income Plan Benefits (10)	—	—	—	2,082,000	—
Retirement Benefit Continuation(11)	—	124,200	—	—	—
Total	3,564,577	4,350,615	870,184	3,754,971	1,672,971
(1)Information regarding Mr. McKinstray and Ms. Brice is not presented in this column because these individuals were not retirement-eligible as of December 28, 2024. Information for Mr. Pilnick, Mr. VanDeVelde and Mr. Bruce is hypothetical and based upon retirement as of December 28, 2024.
(2)Represents the aggregate cash severance payment payable to the applicable NEO as follows:
a.Qualifying Termination – No Change of Control: Under the Severance Benefit Plan, in the event of a termination without cause, an amount equal to 1.5x (or 2x for the CEO) the sum of such NEO’s current base salary plus target annual bonus.
b.Qualifying Termination within Two Years Following a Change of Control: Under the Change of Control Policy, in the event of a termination without cause or for good reason within two years following a change in control, an amount equal to 2x (or 3x for the CEO) the sum of such NEO’s current base salary plus target annual bonus.
(3)If an NEO becomes entitled to separation benefits following a change of control and those separation benefits would otherwise be subject to the excise tax under Section 4999 of the Internal Revenue Code, then the separation benefits will be reduced to $1.00 less than the amount which would trigger the excise tax if such reduction would result in the NEO receiving an equal or greater after-tax benefit than the NEO would have received if the full separation benefits were paid. This column represents the estimated amount of pay reduction to put the NEO in this position. The estimated values in this column were developed based on the provisions of Sections 280G and 4999 of the Internal Revenue Code. The actual amount, if any, of the pay reduction will depend upon the NEO’s pay, terms of a change of control transaction and the subsequent impact on the executive’s employment
(4)Represents each NEO's target bonus for fiscal year 2024. In the case of an actual qualifying termination not in connection with a change of control, payment of such target bonus is discretionary and subject to approval by the Compensation Committee.
(5)Represents the estimated acceleration value of the applicable NEO’s unvested PSU awards as follows:

Compensation
a.Qualifying Termination – No Change of Control: Under the Severance Benefit Plan, any outstanding PSUs will be forfeited upon the applicable NEO’s termination of employment (unless such PSUs are eligible for retirement vesting treatment pursuant to the applicable award agreement).
b.Qualifying Termination within Two Years Following a Change of Control: Under the LTIP, assuming that such NEO’s PSUs were assumed or replaced by a substitute award in connection with the change of control, in the event of a termination without cause or for good reason within two years following such change of control, such PSUs will fully accelerate and vest based on target performance.
(6)Represents the estimated acceleration value of the applicable NEO’s unvested RSU awards as follows:
a.Qualifying Termination – No Change of Control: Under the Severance Benefit Plan, any unvested RSUs will continue to vest during the applicable severance period.
b.Qualifying Termination within Two Years Following a Change of Control: Under the LTIP, assuming that such NEO’s RSUs were assumed or replaced by a substitute award in connection with the change of control, in the event of a termination without cause or for good reason within two years following such change of control, such RSUs will fully accelerate and vest.
(7)Represents the estimated aggregate value of outplacement assistance for the applicable NEO, pursuant to the Severance Benefit Plan or the Change of Control Policy, as applicable.
(8)Represents the estimated costs to the Company of the applicable NEO’s continued participation in medical, dental and life insurance benefits pursuant to the Severance Benefit Plan or the Change of Control Policy, as applicable.
(9)Consists of WK Kellogg-paid death benefits, financial planning and physical exams.
(10)Payment of death benefits for Company-paid life insurance and Executive Survivor Income Plan (for NEOs eligible to participate in such plan prior to January 1, 2011).
(11)Represents additional retirement benefits under the Change of Control Policy, which are equal to the actuarial equivalent of the benefit the applicable NEO would have received for two years of additional participation under our retirement plans (or three years for the CEO).
Chief Executive Officer Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, we are disclosing the pay ratio comparing the median of the annual total compensation of our employees other than Mr. Pilnick, our CEO, as of December 28, 2024 (the date selected to identify the median employee, as further described below), and the annual total compensation of the CEO. The pay ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K.
For fiscal year 2024, the estimated ratio of the annual total compensation of the CEO to the median-compensated employee is 68:1.

Position	Salary	Bonus	Annual Incentive	Equity Awards	All Other Compensation	Total
CEO	1,000,000	—	1,507,000	3,322,668	246,307	6,075,975
Median-Compensated Employee	74,960	—	8,396	—	5,676	89,032
					Pay Ratio	68:1
We selected December 28, 2024 as the date to determine the median employee. To identify the median employee, we used base pay as the consistently applied compensation measure and used employee information from the end of fiscal year 2024 (i.e., December 28, 2024). An employee population of 3,284 was considered in determining the median employee. We selected an employee who was reasonably representative of our workforce to be our median employee.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Compensation
Equity Compensation Plan Information
The following table provides certain information with respect to the Company’s equity compensation plans as of December 28, 2024.

	Numbers of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Numbers of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column) (1)
Equity compensation plans approved by shareowners	10,142,000	N/A	8,860,971
Equity compensation plans not approved by shareowners	—	N/A	—
Total	10,142,000	N/A	8,860,971
(1)Represents the total number of shares remaining available for issuance as of December 28, 2024 under the following equity compensation plans: (i) 6,687,123 shares under the LTIP; and (ii) 2,173,848 shares under the ESPP.
Pay versus Performance
We are required by SEC rules to disclose the following information regarding compensation paid to our NEOs. The amounts set forth below under the headings “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid for NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K.
The following table sets forth additional compensation information of our CEO and our other NEOs along with total shareholder return, net income, and adjusted EBITDA performance results for fiscal years 2023 and 2024:

Year(1)	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)(2)(3)	Average Summary Compensation Table Total for NEOs ($)	Average Compensation Actually Paid for NEOs ($)(2)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($)(5)	Adjusted EBITDA ($) (6)
					Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)
2024	$6,075,975	$9,279,274	$1,751,424	$3,617,381	$140.87	$104.02	$72	$275
2023	$9,020,320	$9,386,079	$2,134,516	$2,238,105	$99.83	$111.40	$110	$258
(1)The CEO and NEOs included in the above compensation columns reflect the following:

Year	CEO	NEOs
2024	Gary Pilnick	David McKinstray, Douglas VanDeVelde, Sherry Brice, Bruce Brown
2023	Gary Pilnick	David McKinstray, Douglas VanDeVelde, Bruce Brown, Sherry Brice
(2)In calculating the "Compensation Actually Paid" amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity awards adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.
(3)2024 "Compensation Actually Paid" to the CEO and the "Average Compensation Actually Paid for NEOs" reflect the following adjustments from Total Compensation reported in the Summary Compensation Table:

Compensation

	CEO ($)	Average of NEOs ($)
Total Reported in 2024 Summary Compensation Table (SCT)	6,075,975	1,751,424
Less, Value of Stock & Option Awards Reported in SCT	(3,322,668)	(653,953)
Less, Change in Pension Value and Non-Qualified Deferred Compensation Earnings in SCT	—	—
Plus, Pension Service Cost and impact of Pension Plan Amendments	—	—
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	4,064,864	800,672
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	2,461,103	1,719,238
Plus, Vesting Date Fair Value of Awards Granted this Year and that Vested this Year	—
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this Year	—	—
Less, Prior Year Fair Value of Prior Year awards that failed to vest this Year
Total Adjustments	3,203,299	1,865,957
"Compensation Actually Paid" for Fiscal Year 2024	9,279,274	3,617,381
(4)Company and Peer Group TSR reflects the Company's peer group (Russell 2000 Index Food Products Subsector) as reflected in our Annual Report on the Form 10-K pursuant to Item 5 of Regulation S-K for the fiscal years ended December 28, 2024 and December 31, 2023. The figures shown for fiscal years 2024 and 2023 reflect what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on October 1, of each of 2024 and 2023.
(5)Represents the amount of net income reflected in the Company's audited GAAP financial statements for the applicable fiscal year.
(6)Adjusted EBITDA is defined in Appendix A of this Proxy Statement.
Pay versus Performance Comparative Disclosure
The chart above represents two years of compensation and performance information, as we are a newly-public company and do not have historical data prior to fiscal year 2023. As such, we are only able to provide the comparative disclosure required under Item 402(v)(5) of Regulation S-K for fiscal years 2024 and 2023.
We chose adjusted EBITDA as our Company Selected Measure for evaluating Pay Versus Performance because it is a key performance metric in our AIP and supports our future strategic objectives. The charts below reflect the relationship between each of the financial measures and the compensation actually paid.
As explained in the "Compensation Discussion and Analysis" section of this Proxy Statement, our executive compensation program reflects our commitment to our pay-for-performance philosophy.
The following graph compares the compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs with net income.

Compensation
The following graph compares the compensation actually paid to our CEO and, the average compensation actually paid to our other NEOs and the total shareholder return on our common equity with the cumulative total return of the Russell 2000 Index Food Products Subsector. The graph assumes an investment of $100 on December 31, 2024 in WK Kellogg common stock.
The following graph compares the compensation actually paid to our CEO and, the average compensation actually paid to our other NEOs in relation to adjusted EBITDA.

Pay versus Performance Tabular List
The following is a list of financial performance measures, which represent the most important financial performance measures used by WK Kellogg to link compensation actually paid to the NEOs for fiscal year 2024. The "Compensation Discussion and Analysis" provides further description of these measures. The performance measures included in this table are not ranked by relative importance.

Most Important Financial Measures
Adjusted Net Sales
Adjusted EBITDA
Free Cash Flow

Audit Committee Matters

PROPOSAL 3 Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

The Board recommends a vote FOR ratification of appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be the independent registered public accounting firm for us for the 2025 fiscal year. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the 2024 fiscal year. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.
The Audit Committee has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which reports directly to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. On February 5, 2025, the Audit Committee appointed PricewaterhouseCoopers LLP as our independent auditor for the 2025 fiscal year, subject to ratification by our Shareowners.
Oversight of Independent Registered Public Accounting Firm
In the Audit Committee’s oversight of the independent registered public accounting firm and its determination of whether to reappoint the independent registered public accounting firm, our Audit Committee:
•Conducts an annual assessment of the independent registered public accounting firm’s performance, qualifications and independence, taking into account the opinions of management and the internal auditor;
•Reviews, in advance, all non-audit services provided by the independent registered public accounting firm, specifically with regard to the effect on the firm’s independence;
•Considers the independent registered public accounting firm’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;
•Conducts regular executive sessions with the independent registered public accounting firm;
•Conducts private and individual executive sessions with the Head of Internal Audit and Controls, Corporate Controller, and Chief Legal Officer at each Audit Committee meeting;
•Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;
•Reviews recent reports from the Public Company Accounting Oversight Board and other professional or governmental authorities on the independent registered public accounting firm; and
•Obtains and reviews a report from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and WK Kellogg Co annually to assess the independence of the independent registered public accounting firm.

Audit Committee Matters
Independent Registered Public Accounting Firm Tenure and Rotation
As part of the annual auditor engagement process, the Audit Committee considers whether to rotate the independent registered public accounting firm. PricewaterhouseCoopers LLP will rotate its lead audit engagement partner every five years and the Audit Committee will have direct and meaningful involvement in the selection of the lead engagement partner. The Audit Committee believes there are significant benefits to having an independent registered public accounting firm with an extensive familiarity with the Company. These include, among others, the following:
•Higher quality audit work and accounting advice due to PricewaterhouseCoopers LLP’s institutional knowledge of the Company’s business and operations, accounting policies and financial systems, and internal control framework;
•Operational efficiencies and a resulting lower fee structure because of PricewaterhouseCoopers LLP’s familiarity with the Company’s business; and
•PricewaterhouseCoopers LLP’s capability and expertise to perform an audit of the Company’s financial statements and internal control over financial reporting, given the breadth and complexity of the Company’s business and global footprint.
As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its Shareowners. If the Shareowners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.
Fees Paid to Independent Registered Public Accounting Firm
Audit Fees. The aggregate amount of fees billed to WK Kellogg by PricewaterhouseCoopers LLP for professional services rendered for the audit of our consolidated financial statements, statutory audits and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was $3.1 million in 2024.
Audit-Related Fees. The aggregate amount of fees billed to WK Kellogg by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of our consolidated financial statements and for the reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $0.3 million in 2024.
Tax Fees. None
All Other Fees. The aggregate amount of all other fees billed to WK Kellogg by PricewaterhouseCoopers LLP for services rendered, and which were not included in “Audit Fees,” “Audit-Related Fees,” or Tax Fees above, was $0.0 million in 2024.
Preapproval Policies and Procedures
The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees thereof) by the independent registered public accounting firm (and their affiliates) and shall disclose such services in our SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months or a longer specified period, except for the services and engagements which the Chair of the Audit Committee has been authorized to pre-approve. The Chair of the Audit Committee has been delegated the authority to pre-approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to WK Kellogg management.
All of the services described above for 2024 were pre-approved by the Audit Committee and/or the Audit Committee Chair before PricewaterhouseCoopers LLP was engaged to render the services.

Audit Committee Matters
Audit Committee Report
The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of four independent Directors (as defined by the New York Stock Exchange Listing Standards), met six times in 2024 and operates under a written charter, which is posted here: https://investor.wkkellogg.com/governance/governance-documents/default.aspx. As provided in the Charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, the Enterprise Risk Management process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements to be included in our 2024 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls.
The Audit Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with GAAP and the effectiveness of our internal control over financial reporting, their judgments as to the quality of our financial reporting, and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has discussed with the independent registered public accounting firm their independence from WK Kellogg and its management, including matters in the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.
The Audit Committee reviewed and discussed with the independent registered public accounting firm our 2024 Annual Report on Form 10-K prior to filing with the SEC. In addition, the Audit Committee reviewed with management significant risks and exposures identified by management and the overall adequacy and effectiveness of our legal, regulatory and compliance programs.
The Audit Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits. The Audit Committee also meets privately with the Head of Internal Audit and Controls, Corporate Controller, and the Chief Legal Officer at each meeting.
In reliance on the reviews and the discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2024, for filing with the SEC. The Audit Committee also reappointed our independent registered public accounting firm, subject to ratification by our Shareowners, for our 2025 fiscal year.
AUDIT COMMITTEE
•Wendy Arlin, Chair
•R. David Banyard, Jr.
•Michael Corbo
•Julio Nemeth

Security Ownership
Five Percent Holders
The following table shows each person known to us who, based upon their most recent Schedule 13G filings or correspondence with the SEC, beneficially owned more than 5% of our outstanding shares of common stock as of February 28, 2025.

Beneficial Owner/Address	Shares Beneficially Owned		Percent of Class on February 28, 2025
The Northern Trust Corporation 50 South LaSalle Street Chicago, IL 60603	14,077,876	(1)	16.3%

W.K. Kellogg Foundation Trust c/o Northern Trust Corporation 50 South LaSalle Street Chicago, IL 60603	13,505,159	(2)	15.7%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	10,126,859	(3)	11.8%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,846,072	(4)	6.8%

Gordon Gund 14 Nassau Street Princeton, NJ 08542-4523	5,028,831	(5)	5.8%

KeyCorp 127 Public Square Cleveland, OH 44114-1306	4,995,093	(6)	5.8%

Platin Holdings S.a r.l. 4, Rue Jean Monnet L-2180 Luxembourg	4,331,725	(7)	5.0%
(1)According to a Schedule 13G/A filed with the SEC on February 13, 2024, Northern Trust Corporation has sole voting power for 61,722 shares, shared voting power for 14,013,012 shares (which includes, to the best of our knowledge, certain shares beneficially owned by the Kellogg Trust as reported below), sole investment power for 360,397 shares and shared investment power for 13,673,563 shares (which includes, to the best of our knowledge, certain shares beneficially owned by the Kellogg Trust as reported below). Northern Trust Corporation is the parent holding company for The Northern Trust Company.
(2)According to a Schedule 13G/A filed with the SEC on February 13, 2025, the W.K. Kellogg Foundation Trust (the “Kellogg Trust”) shares voting and investment power with the W.K. Kellogg Foundation (the “Kellogg Foundation”) and the trustees of the Kellogg Trust with respect to 13,505,159 shares of our common stock. As reported therein, the trustees of the Kellogg Trust are Steve Cahillane, La June Montgomery Tabron, Richard M. Tsoumas and The Northern Trust Company. The Kellogg Foundation, a Michigan nonprofit corporation, is the sole beneficiary of the Kellogg Trust. Under the agreement governing the Kellogg Trust (the “Trust Agreement”), if a majority of the trustees of the Kellogg Trust cannot agree on how to vote the shares of our common stock, the Kellogg Foundation has the power to direct the voting of the shares of our common stock. In addition, the Kellogg Foundation has the power to approve successor trustees, and to remove trustees of the Kellogg Trust, subject to certain limitations. As such, the Kellogg Foundation may be deemed to beneficially own the shares reported herein.
(3)According to a Schedule 13G/A filed with the SEC on November 8, 2024, BlackRock, Inc. has sole voting power for 10,043,065 shares and sole investment power for 10,126,859 shares.
(4)According to a Schedule 13G filed with the SEC on February 13, 2024, The Vanguard Group has sole voting power for 0 shares, shared voting power for 33,178 shares, sole investment power for 5,683,617 shares and shared investment power for 162,455 shares.
(5)According to a Schedule 13G filed with the SEC on February 9, 2024, Gordon Gund has sole voting power for 4,980,864 shares, shared voting power for 47,967 shares, sole investment power for 0 shares and shared investment power for 47,967 shares. The shares over which Gordon Gund has sole voting power are held by various trusts for the benefit of certain members of the Gund family, as to which shares Gordon Gund disclaims beneficial ownership.

Security Ownership
(6)According to a Schedule 13G filed with the SEC on January 8, 2024, KeyCorp, as trustee for certain Gund family trusts, including the trusts discussed under (5) above, as well as other trusts, has sole voting power for 34,897 shares, shared voting power for 520 shares, sole investment power for 4,984,019 shares and shared investment power for 10,307 shares.
(7)According to a Schedule 13G filed with the SEC on January 24, 2025, Platin Holdings S.a r.l. has shared voting power with Olivier Goudet, citizen of France, for 4,331,725 shares and shared investment power for 4,331,725 shares.
Officer and Director Stock Ownership
The following table shows the number of shares of our common stock beneficially owned, including shares underlying RSUs that are scheduled to vest within 60 days, by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers of WK Kellogg Co as a group as of February 28, 2025. None of the individuals named in the below table beneficially owned more than 1% of our outstanding shares of our common stock as of such date. All amounts are rounded to the nearest whole share and may cause totals not to sum. No shares beneficially owned by any of our Directors and executive officers have been pledged as collateral.

Name	Shares(1)	Deferred Stock Units(2)	Total Beneficial Ownership	Percentage of Shares Outstanding as of February 28, 2025
Non-NEO Directors
Wendy Arlin	17,210	—	17,210	*
R. David Banyard, Jr.	17,210	—	17,210	*
Michael Corbo	17,210	2,819	20,029	*
Zack Gund(3)	641,290	8,309	649,599	*
Ramón Murguía(4)	18,285	—	18,285	*
Julio Nemeth	17,222	—	17,222	*
Mindy Sherwood	17,210	5,639	22,849	*
Named Executive Officers
Gary Pilnick	762,842	—	762,842	*
David McKinstray	203,409	—	203,409	*
Douglas VanDeVelde	43,304	—	43,304	*
Bruce Brown	41,895	—	41,895	*
Sherry Brice	36,730	—	36,730	*
All Directors and executive officers as a group (14 persons)	1,841,371	16,767	1,858,138	2.2
* Less than 1%.
(1)Includes shares granted on an annual basis to our non-employee Directors under our deferred compensation program which are held for the benefit of the respective Director and/or his or her beneficiary in the Grantor Trust, which shares are subject to restrictions on voting and investment: Ms. Arlin, 17,210 shares; Mr. Banyard, 17,210 shares; Mr. Corbo, 17,210 shares; Mr. Gund, 17,210 shares; Mr. Murguía, 17,210 shares; Mr. Nemeth, 17,210 shares; Ms. Sherwood, 17,210 shares; and all Directors as a group, 120,470 shares.
(2)Represents the number of deferred stock units granted to the specified non-employee Directors in connection with their election to defer a portion of their respective cash compensation under our deferred compensation program for non-employee Directors as of February 28, 2025. For additional information about our deferred compensation program for non-employee Directors, refer to “2024 Director Compensation and Benefits — Deferred Compensation Program.”
(3)Includes: (i) 250,000 shares held in a trust for the benefit of certain immediate family members of Mr. Gund and over which Mr. Gund has investment control; (ii) 8,574 shares held by a trust for the benefit of Mr. Gund and certain members of his family, of which Mr. Gund is one of several trustees; (iii) 2,300 shares held by a limited liability company that is owned by a trust for the benefit of certain members of Mr. Gund’s family, of which a family member of Mr. Gund’s is the trustee of the trust; and Mr. Gund is the manager of the limited liability company; and (iv) 352,250 shares held in family partnerships, the partners of which include a trust for the benefit of Mr. Gund and he serves as a manager of these partnerships; as a result of these relationships, Mr. Gund may have voting and dispositive power over all such shares. Mr. Gund disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Also includes 10,956 shares held in the name of Mr. Gund under the Kellanova Deferred Compensation Plan for Non-Employee Directors.
(4)Does not include shares beneficially owned by the Kellogg Foundation, as to which Mr. Murguía is a Trustee.

Security Ownership
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our Directors, executive officers, and greater-than-10% Shareowners to file certain ownership reports with the SEC. SEC regulations require us to identify anyone, to our knowledge, who filed a required report late during the most recent fiscal year. Based solely on our review of these reports and written certifications provided to us, we believe that the filing requirements applicable to our Directors and executive officers for our 2024 fiscal year were complied with on a timely basis.

About The Meeting
Information About this Proxy Statement
Why You Received this Proxy Statement. You have received these proxy materials because the Board is soliciting your proxy to vote your shares at the 2025 Annual Meeting of Shareowners of WK Kellogg to be held at 1:00 p.m. Eastern Time on Thursday, May 1, 2025, or any adjournments or postponements thereof. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares. Beginning on or about March 12, 2025, we began to mail to our Shareowners of record as of the close of business on March 3, 2025, either a notice of Internet availability containing instructions on how to vote your shares and how to access this Proxy Statement and our 2024 Annual Report on Form 10-K online (or request a paper or e-mail copy of these proxy materials), or a printed copy of these proxy materials, as required by the SEC. If you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, NY 11717; phone number: (844) 916-0610 or e-mail: shareholder@broadridge.com.
Notice of Internet Availability of Proxy Statement and 2024 Annual Report. As permitted by SEC rules, we are making this Proxy Statement and our 2024 Annual Report on Form 10-K available to our Shareowners electronically via the Internet. The notice of Internet availability contains instructions on how to vote your shares and how to access this Proxy Statement and our 2024 Annual Report on Form 10-K online (or request a paper or e-mail copy of these proxy materials), or a printed copy of these proxy materials, as required by the SEC. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in this Proxy Statement and our 2024 Annual Report on Form 10-K. The notice also instructs you on how you may submit your proxy over the Internet or by telephone or by requesting and returning a paper proxy card or voting instruction card. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Summary Processing. The SEC’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. This printing method is referred to as “summary processing” and may result in cost savings. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the Shareowner accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted Shareowner prior to the mailing date of this Proxy Statement. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or proxy materials, as requested, to any Shareowner to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or proxy materials, contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a Shareowner sharing an address with another Shareowner with the same last name and wish to receive only one copy of future notices or proxy materials for your household, please contact Broadridge at the above phone number or address.
Who Can Vote — Record Date
The record date for determining Shareowners entitled to vote at the Annual Meeting is close of business on March 3, 2025. Each of the approximately 86,196,959 shares of our common stock issued and outstanding on that date is entitled to one vote at the Annual Meeting.
A list of the names of Shareowners entitled to vote at the Annual Meeting will be available for at least ten days prior to the Annual Meeting. To arrange for a review of the list of Shareowners for any purpose relevant to the Annual Meeting, please contact Investor Relations at (269) 401-3000. The Shareowner list will also be made available during the virtual Annual Meeting for examination by Shareowners at www.virtualshareholdermeeting.com/KLG2025.

About The Meeting
How to Vote — Proxy Instructions
If you received a notice of Internet availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card.
If your shares of our common stock are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the Shareowner of record. As the Shareowner of record, you have the right to vote at the meeting. If your shares of our common stock are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the Annual Meeting. Since a beneficial owner is not the Shareowner of record, you may not vote these shares at the meeting unless you obtain a “legal proxy” from your broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.
Whether you hold shares of our common stock directly as a registered Shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials from your broker, nominee or trustee.
The Annual Meeting will be virtual and will be held entirely online via a live webcast at the Annual Meeting website. There will not be an option to attend the meeting in person. To be admitted to the Annual Meeting website, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice. You may submit appropriate questions during the Annual Meeting, and if your shares are registered directly in your name, vote your shares during the Annual Meeting by following the instructions available on the Annual Meeting website during the meeting.
By Telephone or Over the Internet — You may submit your proxy by following the instructions provided in the notice of Internet availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on April 30, 2025.
By Mail — If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered directly in your name or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.
If you wish to vote by mail using the proxy card or voting instruction card you received, complete, sign, and date your proxy card and return it to the address indicated on the return envelope which needs to be received by April 30, 2025 (or such other date that may be provided on the proxy card or voting instruction form).
Whether you vote by telephone, over the Internet or by mail, you may specify: whether you vote "for," "against" or abstain from voting on: each of the nominees for Director (Proposal 1); the advisory resolution on executive compensation (Proposal 2); and the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2025 (Proposal 3).
When a properly executed proxy is received, the shares represented thereby, will be voted by the persons named as proxies in the proxy card according to each Shareowner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under the WK Kellogg S&I Plan and other applicable employee benefit plans.
If the proxy is properly executed and has not been revoked, and you do not specify how you want to vote your shares on your proxy card or voting instruction card, or when voting by telephone or over the Internet, the proxies will vote them in accordance with the specific recommendations of the Board, or “for” the election of each nominee for Director as set forth under Proposal 1 - Election of Directors, “for” each of Proposals 2 and 3. If any other matter properly comes before the Annual Meeting, the shares will be voted at the discretion of the persons named in the respective proxy.

About The Meeting
Revocation of Proxies
If you are a registered Shareowner, you may revoke your proxy at any time before it is exercised in any of three ways:
•by submitting written notice of revocation to our Secretary;
•by submitting another proxy by telephone, over the Internet by 11:59 p.m. Eastern Time on April 30, 2025 or by mail that is later dated and, if by mail, that is properly signed; or
•by voting at the virtual meeting.
If your shares are held beneficially in street name, you must contact your broker, nominee or trustee to revoke your proxy.
How to Participate in the Annual Meeting
The Annual Meeting will be accessible through the Internet. We are utilizing a virtual format for the Annual Meeting to make participation accessible for all Shareowners from any geographic location.
The Annual Meeting will begin promptly at 1:00 p.m. Eastern Time on May 1, 2025. Online check-in will begin shortly before the meeting starts. If you have difficulty accessing the virtual meeting website, please call the numbers found at the top of the log-in page found at www.virtualshareholdermeeting.com/KLG2025 for technical assistance.
To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/KLG2025, you will need the 16-digit control number included on your proxy card, voting instruction form or notice. If you hold shares beneficially in street name through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee if you require assistance with locating your 16-digit control number.
Whether or not you participate in the Annual Meeting, it is important that your shares be represented at the Annual Meeting. The methods by which you may vote your share are described above.
Quorum
A quorum of Shareowners is necessary to conduct business at the Annual Meeting. Under our Bylaws, a quorum will exist if shares representing a majority of the votes entitled to be cast by our Shareowners at the Annual Meeting are present virtually or represented by proxy at the scheduled time of the Annual Meeting. "Broker non-votes" and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A "broker non-vote" occurs when a Shareowner beneficially holding shares in street name fails to provide voting instructions to their bank, broker or other nominee, and the bank, broker or other nominee is unable to vote on a particular proposal because the bank, broker or other nominee does not have discretionary voting power for that particular item. Under current New York Stock Exchange rules, nominees will have discretionary voting power to ratify the appointment of PricewaterhouseCoopers LLP (Proposal 3), but will not be permitted to vote on the election of Directors (Proposal 1), or the advisory resolution on executive compensation (Proposal 2).

About The Meeting
Required Vote
Our Bylaws contain a majority voting standard for the election of Directors in an uncontested election, such as this election (Proposal 1). This means that, in order to be elected in an uncontested election, a Director nominee must receive a greater number of votes cast “for” such Director nominee than votes cast “against” such Director nominee (excluding abstentions and “broker non-votes” which will have no effect on results). In addition, the Board has adopted a policy governing what will occur in the event that a Director nominee does not receive the required vote for that nominee’s election. No Director will be nominated for election or otherwise be eligible for service on the Board unless and until the candidate has delivered an irrevocable resignation to the N&G Committee that would be effective upon (i) the Director’s failure to receive the required vote in an election of Directors and (ii) the Board’s acceptance of his or her resignation. If any nominee for Director is unable or declines to serve, proxies will be voted for the balance of those nominees named and for the person designated by the Board to replace any nominee. However, the Board does not anticipate that this will occur. For more information about this policy, see “Corporate Governance — Majority Voting for Directors; Director Resignation Policy.”
The affirmative vote of Shareowners representing a majority of the shares present, virtually or represented by proxy, and entitled to vote on the respective proposal is necessary to approve the advisory resolution on executive compensation (Proposal 2), and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2025 (Proposal 3).
Shares present but not voted because of abstention will have the effect of an "against" vote on Proposals 2 and 3 and will have no effect on the outcome of Proposal 1. If you hold shares beneficially in street name and do not provide your bank, broker or other nominee with instructions on how to vote your shares, your bank, broker or other nominee will not be permitted to vote them on a discretionary basis for Proposals 1 and 2. Shares subject to a "broker non-vote" will not be considered entitled to vote at the Annual Meeting with respect to Proposal 2 and will therefore have no effect on the outcome of that Proposal. If you hold "street name" shares and do not provide your bank, broker or other nominee with specific instructions as to how to vote your shares, your bank, broker or other nominee will not be able to vote your shares on the election of Directors (Proposal 1), or the advisory resolution on executive compensation (Proposal 2). We encourage you to provide instructions to your broker regarding the voting of your shares.
Other Business
We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this Proxy Statement. However, if any other business should properly come before the meeting, the persons named as proxies in the proxy card or voting instruction form intend to vote in accordance with their best judgment on that business and on any matters dealing with the conduct of the Annual Meeting pursuant to the discretionary authority granted to them in the proxy.
Costs
We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy materials. We have also made arrangements with banks, brokers and other custodians, nominees, and fiduciaries for forwarding proxy materials to Shareowners beneficially holding shares of our common stock at our expense. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail, other types of electronic transmission and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $15,500, plus reasonable expenses. Proxies may also be solicited on our behalf by our Directors, officers or other employees by similar means, without compensation.

Miscellaneous
Shareowner Proposals or Director Nominees for the 2026 Annual Meeting
Shareowner proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement for the 2026 Annual Meeting of our Shareowners must be received at our principal executive offices at WK Kellogg Co, North Tower, One Kellogg Square, Battle Creek, Michigan 49017-3534 no later than the close of business on November 12, 2025. To be timely, notice of other Shareowner proposals or Shareowner nominations of Director candidates to be submitted from the floor at the 2026 Annual Meeting (but not included in our proxy statement) must be received by us not earlier than the close of business on January 1, 2026 and not later than the close of business on January 31, 2026, and must meet certain other requirements specified in our Bylaws.
Shareowner Nomination of Director Candidates for Inclusion in Proxy Statement for 2026 Annual Meeting
To be timely, a Shareowner's notice for nominations of Director candidates for inclusion in our proxy materials for the 2026 Annual Meeting of Shareowners must be delivered to the Secretary at our principal executive offices at WK Kellogg Co, North Tower, One Kellogg Square, Battle Creek, Michigan 49017-3534 not earlier than January 1, 2026 and not later than January 31, 2026. Any such nomination must also meet the other requirements set forth in our Bylaws.
In addition to satisfying the requirements of our Bylaws, including the notice deadlines set out above and therein, to comply with the universal proxy rules, Shareowners who intend to solicit proxies in support of Director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act, which written notice must be postmarked or transmitted electronically to the Secretary at our principal executive offices at WK Kellogg Co, North Tower, One Kellogg Square, Battle Creek, Michigan 49017-3534, no later than March 2, 2026. However, if the date of the 2026 Annual Meeting of Shareowners is changed by more than 30 days from May 1, 2026, then written notice must be provided by the later of the 60th day prior to the date of the 2026 Annual Meeting of Shareowners and the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting of Shareowners is first made by us.
Annual Report on Form 10-K; No Incorporation by Reference
Upon written request, we will provide any Shareowner, without charge, a copy of our 2024 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to WK Kellogg Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49017-3534 (phone: (800) 962-1413), the Investor Relations Department, WK Kellogg Co, P.O. Box 3599, Battle Creek, Michigan 49017-3534 (shareholder services phone: (800) 916-0610), or investor.relations@wkkellogg.com. Copies of any requested exhibit to our 2024 Annual Report on Form 10-K may be subject to a reasonable charge for copying and mailing.
Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions “Audit Committee Report,” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC. The information provided on or accessible through our website is not incorporated by reference into and is not part of this Proxy Statement.

Appendix A: Non-GAAP Financial Measures
The non-GAAP financial measures in this Proxy Statement are supplemental measures of WK Kellogg performance. These non-GAAP financial measures that WK Kellogg provides to management and investors exclude certain items that the Company does not consider part of on-going operations. Our management team utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of the business, and for resource allocation decisions, including incentive compensation. As a result, WK Kellogg believes the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by the management team and improves investors’ understanding of WK Kellogg’s underlying operating performance, which is useful in the analysis of ongoing operating trends. All historical non-GAAP financial measures have been reconciled from the most directly comparable U.S. Generally Accepted Accounting Principles ("GAAP") financial measures. Standalone metrics apply to periods prior to the spin-off from Kellanova on October 2, 2023 (the "Spin-off").
As non-GAAP financial measures are not standardized, they may not be comparable to financial measures used by other companies or to non-GAAP financial measures having the same or similar names. In order to compensate for such limitations of non-GAAP measures, readers should review the reconciliations and should not consider these measures in isolation from, or as alternatives to, the comparable financial measures determined in accordance with GAAP.
Organic net sales: WK Kellogg adjusts the GAAP financial measure to exclude the impact of currency, acquisitions, divestitures, and 53rd week transactions. The company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate. We exclude the items which we believe may obscure trends in our underlying net sale performance. Management uses this non-GAAP measure to evaluate the effectiveness of the initiatives behind net sales growth, pricing realization, and the impact of mix on our business results.
Adjusted net sales: WK Kellogg adjusts the GAAP financial measure to exclude the impact of acquisitions, divestitures and 53rd week transactions. We exclude the items which we believe may obscure trends in our underlying net sales performance. Management uses this non-GAAP measure to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results.
Standalone adjusted net sales: WK Kellogg adjusts the GAAP financial measure to exclude the impact of prior year (pre-Spin-off) intercompany sales arrangements with Kellanova that ceased upon the Spin-off. Management believes that this non-GAAP financial measure provides investors a clearer basis to assess results over time by providing transparency to factors relevant to the pre-Spin-off period that are helpful in assessing baseline comparable information. Standalone metrics apply to periods prior to the Spin-off. Adjusted net sales growth rates are calculated using standalone adjusted net sales as the base year comparable metric.
Adjusted EBITDA: WK Kellogg adjusts the GAAP financial measure to exclude interest expense, income tax expense (benefit), depreciation and amortization expense, mark-to-market impacts from commodity and foreign currency contracts, other income (expense), net, separation costs related to the Spin-off and business, portfolio realignment and restructuring costs. Management believes that this non-GAAP financial measure provides a measure of operating profitability that assists in understanding baseline historical information in the pre-Spin periods and provides investors an additional basis to assess over time. Adjusted EBITDA growth rates are calculated using standalone adjusted EBITDA as the base year comparable metric.
Standalone adjusted EBITDA: WK Kellogg adjusts the GAAP financial measure to exclude interest expense, income tax expense (benefit), depreciation and amortization expense, mark-to-market impacts from commodity and foreign currency contracts, other income/expenses, separation costs related to the Spin-off and business, portfolio realignment and restructuring costs. Additionally, the Company excludes the impact of prior year (pre-Spin-off) intercompany sales and royalty arrangements with Kellanova that ceased upon the spin-off and for the impact of estimated incremental recurring costs to operate as a standalone company, net of estimated incremental depreciation. Management believes that this non-GAAP financial measure provides a measure of operating profitability that assists in understanding baseline historical information in the pre-Spin-off period and provides investors an additional basis to assess results over time. Standalone metrics apply to periods prior to Spin-off. Adjusted EBITDA growth rates are calculated using standalone adjusted EBITDA as the base year comparable metric.

Appendix A
Adjusted EBITDA margin: WK Kellogg has defined adjusted EBITDA margin as adjusted EBITDA divided by adjusted net sales. Management believes that this non-GAAP measure provides a measure of operating profitability that assists in understanding baseline historical information in the pre-Spin-off periods. Adjusted EBITDA margin growth rates are calculated using standalone adjusted EBITDA as the base year comparable metric.
Standalone adjusted EBITDA margin: WK Kellogg has defined standalone adjusted EBITDA margin as standalone adjusted EBITDA divided by standalone adjusted net sales. Management believes that this non-GAAP measure provides a measure of operating profitability that assists in understanding baseline historical information in the pre-Spin-off periods. Note: Standalone metrics apply to periods prior to the Spin-Off. Adjusted EBITDA margin growth rates are calculated using standalone adjusted EBITDA as the base year comparable metric.
Free cash flow: WK Kellogg has defined free cash flow as Net cash provided by (used in) operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met.
WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Standalone Adjusted Net Sales

	Year Ended
(millions)	December 28, 2024	December 30, 2023
Reported Net Sales	$2,708	$2,763
Adjusted Net Sales	$2,708	$2,763
Impact of prior intercompany sales agreements	—	(24)
Standalone adjusted net sales	$2,708	$2,739
% change - 2024 vs. 2023:
Reported net sales growth	(2.0)%
Adjusted net sales growth	(2.0)%
Impact of prior intercompany agreements	0.9%
Standalone adjusted net sales growth	(1.1)%
Volume (tonnage) (a)	(3.7)%
Pricing/mix (a)	2.7%
(a)Volume and pricing/mix changes percentage excludes the impact of pre-Spin-off intercompany sales agreements.
Note: Tables may not foot due to rounding.

Appendix A
WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Reported Net Income (Loss) to Standalone Adjusted EBITDA

	Year Ended
(millions)	December 28, 2024	December 30, 2023
Reported net income (loss)	$72	$110
Interest expense	30	10
Income tax expense (benefit)	13	35
Depreciation and amortization expense	78	66
EBITDA	$193	$221
(Gain) loss on mark-to-market on foreign exchange and commodity hedges	(1)	3
Other (income) expense (a)	(5)	(63)
Separation costs	29	102
Business and portfolio realignment costs (b)	60	4
Adjusted EBITDA	$275	$267
Historical intercompany sales and royalty agreements	—	8
Estimated standalone costs	—	(17)
Standalone adjusted EBITDA	$275	$258
Reported Net Income Margin	2.6%	4.0%
Adjusted EBITDA Margin	10.1%	9.7%
Standalone adjusted EBITDA Margin	10.1%	9.4%
Note: Tables may not foot due to rounding.
(a) Other (income) expense includes a $3 million pension curtailment loss driven by restructuring activities within the year ended, December 28, 2024.
(b) Business, portfolio realignment and restructuring costs include approximately $15 million and $53 million of restructuring costs for quarter end and year ended, December 28, 2024, respectively.

Non-GAAP Measure - Free Cash Flow

WK Kellogg Co Free Cash Flow:
Net cash provided by (used in) operating activities	100	422
Additions to properties	(129)	(150)
Free cash flow	$ (29	272
Significant items impacting comparability
Mark-to-market on foreign exchange and commodity hedges

The Company recognizes mark-to-market adjustments for pension and postretirement benefit plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Changes between contract and market prices for commodity contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. The Company recorded a pre-tax mark-to-market gain on commodity and foreign currency contracts of $6 million and $1 million for the quarter and year ended December 28, 2024, respectively. Additionally, the Company recorded a pre-tax mark-to-market loss of $1 million and $3 million for the quarter and year ended December 30, 2023, respectively. The Company recorded a loss of $8 million and $11 million on mark-to-market related to pension plans for the quarter and year ended December 28, 2024, respectively. The Company recorded a gain of $1 million and $33 million on mark-to-market related to pension plans for the quarter and year ended December 30, 2023, respectively.
Separation costs
The Company incurred pre-tax charges related to the Spin-Off, primarily related to transition and spin-related employee costs under the Transition Services Agreement of $6 million and $29 million for the quarter and year ended December 28, 2024, respectively. Additionally, the Company recorded separation costs, primarily related to legal and consulting costs, of $13 million and $102 million for the quarter and year ended December 30, 2023,

Appendix A
respectively. Prior to the Spin-off, the Company received an allocation of separation costs from Kellanova of $89 million and $26 million during 2023 and 2022, respectively, which are included in the aforementioned amounts
Business and portfolio realignment
The Company incurred restructuring and non-restructuring costs related to a reconfiguration of our supply chain network designed to drive increased productivity, resulting in pre-tax costs of $16 million and $63 million for the quarter and year ended December 28, 2024, respectively, including $3 million of curtailment expense included in other income (expense), net. The Company incurred pre-tax costs in connection with its business and portfolio realignment of $1 million and $4 million for the quarter and year ended December 30, 2023, respectively.
Other income (expense)
The Company excludes the impact of all non-operating items from their Adjusted EBITDA calculation, which primarily includes pension related income (expense), net, and financing fees. As a result, other expense of $2 million and income of $5 million were excluded for the quarter and year ended December 28, 2024, respectively. Additionally, other income of $10 million and $63 million were excluded for the quarter and year ended December 30, 2023, respectively.
Historical intercompany sales and royalty agreements
The Company recognizes certain pre-existing intercompany royalty and sales arrangements with Kellanova that ceased to exist upon the Spin-off. The net sales impact of these agreements was $24 million for the year ended December 30, 2023. The gross profit impact of these agreements was $8 million for the year ended December 30, 2023.
Estimated standalone costs
The Company estimated expense of incremental and recurring costs required to operate as a separate public company, shown net of estimated related incremental depreciation costs. Estimated standalone costs year ended December 30, 2023 were $17 million.

WK Kellogg Co, Battle Creek, Michigan 49017-3534

WK Kellogg Co

WK KELLOGG CO
ONE KELLOGG SQUARE
BATTLE CREEK, MI 49017-3534

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time April 30, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KLG2025**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time April 30, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V63106-P27277-Z89483

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WK KELLOGG CO

The Board of Directors recommends you vote FOR each of the following nominees for director set forth in Proposal 1:

1. Election of Directors (term expiring 2026)

Nominees:	For	Against	Abstain
1a. Michael Corbo	☐	☐	☐
1b. Ramón Murguía	☐	☐	☐
1c. Mindy Sherwood	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. A non-binding advisory vote to approve the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3:

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name and title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

WK KELLOGG CO

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING OF SHAREOWNERS

Attendance at the Annual Meeting will be limited to Shareowners only. You are entitled to participate in the Annual Meeting if you were a Shareowner of record as of the close of business on March 3, 2025, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To be admitted to the Annual Meeting at the Annual Meeting Website, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice. You may vote the shares by following the instructions available on the Annual Meeting Website during the meeting. If you have general inquiries about the Annual Meeting, please contact WK Kellogg Investor Relations at investorrelations@wkkellogg.com or by the shareholder services toll free phone number (844) 916-0610 for calls made from within the United States.

V63107-P27277-Z89483

WK KELLOGG CO

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREOWNERS, May 1, 2025

The undersigned appoints Gary H. Pilnick and Zack Gund, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the 2025 Annual Meeting of Shareowners of WK Kellogg Co to be held on May 1, 2025 and at any postponement or adjournment of the meeting, and to vote on behalf of the undersigned as specified on this Proxy the number of shares of common stock of WK Kellogg Co as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of the 2025 Annual Meeting of Shareowners and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. **If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for director in proposal 1 and "FOR" proposals 2 and 3, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.**

IMPORTANT — This Proxy is continued and must be signed and dated on the reverse side.